Exhibit 10.62

NET LEASE AGREEMENT

by and between

RACKABLE SYSTEMS, INC.

(“Tenant”)

and

FREMONT LANDING INVESTORS, LLC

(“Landlord”)

NET LEASE AGREEMENT

For and in consideration of the rentals, covenants, and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the following described Premises for the term, at the rental and subject to and upon all of the terms, covenants and agreements set forth in this Net Lease Agreement (“Lease”):

1.	Summary of Lease Provisions.

1.1	Tenant: Rackable Systems, Inc., a Delaware corporation (“Tenant”)

1.2	Landlord: Fremont Landing Investors, LLC, a Delaware limited liability company (“Landlord”).

1.3	Date of Lease, for reference purposes only: June 26, 2006.

1.4	Premises: That certain one story building, containing approximately one hundred seventeen thousand five hundred four (117,504) rentable square feet (the “Building”), situated on that certain real property, consisting of approximately 7.106 acres, located at 46555 Landing Parkway in the City of Fremont, County of Alameda, State of California (the “Land”), together with certain rights appurtenant thereto (Paragraph 2.1)

1.5	Term: Seven (7) years, subject to extension as provided in Paragraph 3.4 below or earlier termination of this Lease (Paragraph 3)

1.6	Commencement Date: December 1, 2006, subject to the provisions of Paragraph 3 below. (Paragraph 3)

1.7	Ending Date: The date seven (7) years following the Commencement Date of the Lease, unless sooner terminated or extended pursuant to the terms of this Lease. (Paragraph 3)

1.8	Rent:	Months During Initial Term	Monthly Rent (NNN)
		1-12	$30,000.00
		13-24	$48,750.00
		25-36	$82,252.80
		37-48	$88,128.00
		49-60	$94,003.20
		61-72	$99,878.40
		73-84	$105,753.60
		(Paragraph 4)

Concurrently with the execution of this Lease, Tenant shall pay to Landlord an amount equal to the Rent payable for the first month of the Term and an amount equal to the Security Deposit.

1.9	Use of Premises: General office, sales, engineering, marketing, manufacturing, warehousing and other legally related uses. (Paragraph 6)

1.10	Tenant’s percentage share of Common Area Charges: forty-two and fifty-five hundredths percent (42.55%) during the first Lease Year of the Term (except that Tenant shall be obligated to pay one hundred percent (100%) of the utilities supplied to or consumed by Tenant on the Premises and Land during the first Lease Year); sixty-three and eighty-three hundredths percent (63.83%) during the second Lease Year of the Term (except that Tenant shall be obligated to pay one hundred percent (100%) of the utilities supplied to or consumed by Tenant on the Premises and Land during the second Lease Year); and one hundred percent (100%) during the third Lease Year of the Term and each Lease Year thereafter (including, without limitation, the Extended Term, if applicable). For purposes hereof, the term “Lease Year” shall mean each consecutive twelve (12) month period from and after the Commencement Date of this Lease (Paragraph 12)

1.11	Security Deposit: One Hundred Thousand and 00/100 Dollars ($100,000.00) (Paragraph 5)

1.12	Addresses for Notices:

To Landlord:	Fremont Landing Investors, LLC
c/o South Bay Development Company
1690 Dell Avenue
Campbell, CA 95008
Attn: Scott R. Trobbe

To Tenant:	To the Premises, with a courtesy copy to the following address with respect to notices given to Tenant prior to the Commencement Date:

Rackable Systems, Inc.
1933 Milmont Drive
Milpitas, CA 95035
Attn: William Garvey

1.13	Exclusive Right to Use: One hundred percent of the parking stalls located on the Land (which Landlord estimates to be approximately 390 stalls), at no charge. (Paragraph 11.2)

1.14	Summary Provisions in General. Parenthetical references in this Paragraph 1 to other paragraphs in this Lease are for convenience of reference, and designate some of the other Lease paragraphs where applicable provisions are set forth. All of the terms and conditions of each such referenced paragraph shall be construed to be incorporated within and made a part of each of the above referring Summary of Lease Provisions. In the event of any conflict between any Summary of Lease Provision as set forth above and the balance of the Lease, the latter shall control.

2.	Premises.

2.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions herein set forth, those certain premises (“Premises”) referred to in Paragraph 1.4 above and shown cross-hatched or otherwise designated on the site plan attached hereto as Exhibit A. In addition, Tenant shall have the following rights with respect to the Land more particularly described on Exhibit B attached hereto and sometimes referred to as Parcel 1 on that certain Parcel Map 5736, filed July 29, 1991, Book 198 of Parcel Maps, Pages 27 and 28, Alameda County Records (the “Common Area”): (i) the exclusive right to use one hundred percent of the parking stalls from time to time located on the Land, and (ii) subject to the terms and conditions set forth herein, such other rights as are reasonably necessary to Tenant’s possession of the Premises or performance of Tenant’s obligations under the Lease. Landlord grants to Tenant a non-exclusive right of vehicular ingress and egress in and over the paved roadways and circulation drives in the Common Area within the Land and in and over the paved cul-de-sac off of Landing Parkway at the southern portion of the Land. Tenant’s rights in the cul-de-sac referred to in the immediately preceding sentence shall be subject to the non-exclusive rights of the owner of the adjacent parcel located at 46595 Landing Parkway (the “Adjacent Parcel”) and its tenant(s) and their respective agents, employees, contractors, invitees, licensees, sublessees, successors and assigns to use such cul-de-sac for vehicular ingress and egress from Landing Parkway to such Adjacent Parcel and the improvements thereon. Except for Tenant’s non-exclusive right to use the aforementioned cul-de-sac during the Term, as the same may be extended, Tenant shall have no other rights to use any other portion of the Adjacent Parcel or to park on the Adjacent Parcel. The Adjacent Parcel is legally described on Exhibit E attached hereto.

The Land, Building and any other improvement(s) now or hereafter located on the Land are referred to herein collectively as the “Project.”

Landlord and its agents, employees, contractors and other representatives shall have the nonexclusive right to use the Land for pedestrian and vehicular ingress and egress in connection with the performance of Landlord’s obligations under this Lease or in exercising any of its rights under the Lease. Such use of the Land by Landlord or any of its agents, employees ,contractors or other representatives shall not unreasonably hinder or interfere with Tenant’s use or occupancy of or operations at the Project.

The parties hereto acknowledge that the square footage of the Premises referred to in Paragraph 1.4 of the Summary of Lease Provisions is an approximation and that the same has been used to determine the monthly Rent and Tenant’s percentage share of Common Area Charges referred to herein. The square footage of the Premises referred to in Paragraph 1.4 of the Summary of Lease Provisions shall be binding on Landlord and Tenant even if either such party determines that the square footage of the Premises is actually more or less than that set forth in Paragraph 1.4.

2.2 Improvements. The improvements to be constructed by Landlord for Tenant’s use in the Premises are set forth in detail or referred to on or in the Improvement Agreement attached hereto as Exhibit C and incorporated herein by reference. Landlord and Tenant shall perform all obligations imposed on Tenant in Exhibit C, if any. In the event of changes to any of the work set forth in Exhibit C (to the extent required by reason of any error or omission in plans because of information provided to Landlord by Tenant, or because requested in writing by Tenant and accepted in writing by Landlord) which, after taking into account the effect of any such prior changes, results in a net increase in the cost of constructing the Initial Improvements (as defined in Exhibit C attached hereto), Tenant shall pay to Landlord an amount equal to such increased costs related to such changes before work in regard to such changes is commenced; provided, however, in no event shall Landlord’s failure to demand such payment before commencement of work in regard to such changes, or Tenant’s failure to pay for the same before commencement of work in regard to such changes be deemed to be a waiver of Landlord’s right to require or enforce collection of such payment for changes at any time thereafter. Landlord’s costs related to the changes shall include, without limitation, all architectural, contractor, and engineering expenses, and the cost of all building and other permits and inspection fees. Tenant acknowledges that Landlord or a person or entity related to Landlord and/or controlled by Landlord may serve as Landlord’s architect, engineer and/or contractor in regard to the above-described work and in the event of any changes, Landlord’s costs shall be deemed to include architect, engineering and/or contractor expenses at the rates customarily charged to third parties by Landlord and/or such related person or entity for such services, unless otherwise expressly provided in this Lease.

Since any construction work on the Premises by Tenant prior to substantial completion of the work required of Landlord pursuant to this Paragraph 2.2 may interfere with the work required of Landlord or with Landlord’s ability to obtain a certificate of occupancy (or equivalent) therefor, any such work by Tenant which would so interfere shall be subject to the provisions of Paragraph 13.1 hereof, and Landlord may in its reasonable discretion withhold its consent to any such work by Tenant. Notwithstanding the foregoing, Landlord and Tenant agree that not later than four (4) weeks prior to the substantial completion of the Initial Improvements to be constructed by Landlord in the Premises pursuant to the terms of Exhibit C attached hereto, Tenant and its contractors may enter the Premises to install its fixtures and manufacturing floor and install Tenant’s furniture and furnishings and telephone and telecommunication wiring and cabling in the Premises and to place inventory prior to the Commencement Date. Landlord and Tenant agree to exercise reasonable effort to cause their respective contractors to reasonably cooperate with one another to coordinate their construction schedules so that Tenant may install warehouse or manufacturing equipment required for timely start of operations; provided, however, Tenant agrees that such entry shall not interfere with or delay the completion of the construction or installation of the Initial Improvements referred to in Exhibit C attached hereto.

2.3 Acceptance of Premises. By taking possession of the Premises (other than possession prior to the Commencement Date as provided in the last paragraph of Paragraph 2.2 above), Tenant shall be deemed to have accepted the Premises as being in good and sanitary order, condition and repair and to have accepted the Premises in their condition existing as of the date Tenant takes possession of the Premises, subject to all applicable laws, covenants, conditions, restrictions, easements and other matters of public record and the reasonable rules and regulations from time to time promulgated by Landlord (and non-discriminatorily applied) governing the use of any portion of the Project and further, to have accepted tenant improvements to be constructed by Landlord as being completed in accordance with the plans and specifications for such improvements subject only to completion of items on Landlord’s or Tenant’s punch list and to Landlord’s representations and other obligations expressly set forth in this Lease. Nothing herein shall be deemed to in any way prejudice or otherwise affect Tenant’s rights against any party (other than Landlord) involved in the construction of the Initial Improvements. Tenant acknowledges that, except as otherwise expressly provided in this Paragraph 2.3 below or as otherwise provided in the Lease, neither Landlord nor Landlord’s agents have made any representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, the condition of the Building or Premises, or the use or occupancy which may be made thereof and Tenant has independently investigated and is satisfied that the Premises are suitable for Tenant’s intended use and that the Building and Premises meet all governmental requirements for such intended use. Landlord warrants to Tenant that, as of the date possession of the Premises is delivered to Tenant, the roof, ESD and conductive flooring, lighting fixtures, doors, door hardware, electrical outlets, dock high and grade level doors, if applicable, kitchen appliances, if any, and building systems servicing the Building, including, without limitation, electrical service, HVAC and plumbing facilities shall be in good working order and condition. If a non-compliance with said warranty exists as of the date Landlord delivers possession of the Premises to Tenant, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify the same at Landlord’s sole cost. If Tenant does not give Landlord written notice of such non-compliance with this warranty within ninety (90) days following the date Landlord delivers possession of the Premises to Tenant, correction of such non-compliance shall no longer be covered by this warranty (unless such non-compliance is covered by any warranty given to Landlord). Landlord shall assign to Tenant for the Term of this Lease, on a non-exclusive basis, the benefit of all warranties available to Landlord related to the building systems and roof, as the case may be. Landlord shall cooperate with Tenant in the enforcement of such warranties. Landlord further warrants that on the Commencement Date the Initial Improvements (as described in Exhibit C attached hereto) to the Premises, the Common Area and Project shall comply with applicable laws, covenants, conditions, restrictions, easements and other matters of public record, and that in the event of a breach of such warranty in this sentence, as Tenant’s sole remedy, Landlord shall be required to remedy any violations of such warranty at Landlord’s expense; provided, however, Landlord shall not be obligated to commence remedying any such violations of such warranty until the governmental agency having jurisdiction over such matter requires such violation(s) cured or remedied by Landlord or Tenant or unless Tenant cannot legally or physcially occupy the Premises until such violation(s) are cured or remedied.

3.	Term.

3.1 Commencement Date. The term of this Lease (“Lease Term”) shall be for the period specified in Paragraph 1.5 above, commencing on the date set forth in Paragraph 1.6 (“Commencement Date”); provided, however, in the event any improvements to be constructed by Landlord, as set forth on Exhibit C, are not substantially completed by the aforesaid Commencement Date, then the Commencement Date shall be deemed to be the date on which the improvements to be constructed by Landlord are substantially completed. Such improvements shall be deemed to be substantially completed upon the occurrence of the earlier of the following:

(a) The date on which all improvements to be constructed by Landlord have been substantially completed except for punch list items which do not, either individually or in the aggregate, adversely affect Tenant’s use of the Premises for its intended use; or

(b) The date, on or after the date set forth in Paragraph 1.6 hereof, on which all improvements to be constructed by Landlord would have been substantially completed except for such work as Landlord is required to perform but which is delayed, notwithstanding Landlord’s reasonable efforts to avoid or reduce the same, because of any of the following (each, a “Tenant Delay”): (i) fault or neglect of Tenant, acts of Tenant or Tenant’s agents (including without limitation delays caused by work done on or in the Premises by Tenant or Tenant’s agents or by acts of Tenant’s contractors or subcontractors); (ii) delays caused by change orders requested by Tenant or required because of any errors or omissions in plans submitted by Tenant; (iii) such work as Landlord is required to perform but cannot complete until Tenant performs necessary portions of construction work it has elected or is required to do; and (iv) any of the other events defined as a Tenant Delay in Exhibit C attached hereto; or

(c) The date Tenant opens for business in the Premises.

If the improvements to be constructed by Landlord are deemed to be substantially completed pursuant to Paragraph 3.1(b) above, Tenant acknowledges that the Commencement Date shall occur (but in no event earlier than the date set forth in Paragraph 1.6 above), and therefore Tenant’s obligation to pay Rentals shall commence, earlier than the date of actual completion of such improvements (but in no event earlier than the date set forth in Paragraph 1.6 above). The improvements to be constructed by Landlord shall be deemed to be substantially completed one day earlier than the date of actual completion for each day that actual completion is delayed by reason of a Tenant Delay; provided, however, in no event shall the Commencement Date be earlier than December 1, 2006. In the event that by November 15, 2006 the Landlord has not permitted Tenant reasonable access to the Premises for the installation of Tenant’s fixtures, flooring, furniture, furnishings, telephone and cabling, then the earliest date on which the Commencement Date may occur shall be January 15, 2007.

When the Commencement Date becomes ascertainable, Landlord and Tenant shall specify the same in writing, in the form of the attached Exhibit D, which writing shall be deemed incorporated herein. Tenant’s failure to execute and deliver the letter attached hereto as Exhibit D within thirty (30) days after Tenant receives written request from Landlord to do so (subject to any legitimate disagreement by Tenant with the terms thereof, which both parties shall use reasonable efforts to resolve) shall be deemed to be Tenant’s agreement to the date set forth therein as the Commencement Date. The expiration of the Lease Term or sooner termination of this Lease is referred to herein as the “Lease Termination.”

3.2 Delay of Commencement Date. Landlord shall not be liable for any damage or loss incurred by Tenant for Landlord’s failure for whatever cause (other than Landlord’s gross negligence or willful misconduct) to deliver possession of the Premises by a particular date (including the Commencement Date), nor shall this Lease be void or voidable on account of such failure to deliver possession of the Premises unless the Commencement Date has failed to occur by April 1, 2007, as extended by a Force Majeure Delay(s) or a breach on Tenant’s part or a Tenant Delay(s), in which event, as Tenant’s sole remedy for such failure to deliver possession of the Premises, Tenant shall have the right to terminate this Lease upon written notice to Landlord given on or before the thirtieth (30th) day after said date. Time is of the essence as to such termination notice. In no event, under any circumstances shall Landlord be liable to Tenant for any consequential damages, including, lost profits, loss of business or lost income, resulting from the failure to deliver possession of the Premises to Tenant by any particular date.

3.3 Early Occupancy. As provided above, Landlord and Tenant agree that not later than four (4) weeks prior to the substantial completion of the Initial Improvements to be constructed by Landlord in the Premises pursuant to the terms of Exhibit C attached hereto, Tenant and its contractors may enter the Premises to install its fixtures and manufacturing floor, furniture and furnishings and telephone and telecommunication wiring and cabling in the Premises and to place inventory in the Premises. Such installation of Tenant’s fixtures, manufacturing floor, furniture and furnishings and telecommunication wiring and cabling in the Premises prior to the Commencement Date alone shall not be deemed opening for business in the Premises (as provided in Paragraph 3.1(c) above). Landlord shall not be liable or responsible under any circumstances for any damage, loss, or theft of any of Tenant’s equipment, furniture or furnishings placed in the Premises prior to the Commencement Date, and Tenant hereby waives and releases Landlord and its agents, contractors, and employees, from and against any and all claims, liabilities, damages, actions, causes of action, costs and expenses arising from or related to any loss, damage or theft of Tenant’s equipment, furniture and/or furnishings placed in the Premises prior to the Commencement Date. Any entry into the Premises by Tenant, its agents, contractors and employees, prior to the Commencement Date of the Lease shall be at the sole risk of Tenant, and Tenant hereby releases Landlord, its agents, contractors, and employees, from any and all liability, cost, damage, lien, action, cause of action, judgment, expense, and claim for injury (including bodily injury, death, or property damage) (collectively, “Claims”) incurred or suffered by Tenant in or about the Premises during the construction of any improvements in the Premises by Landlord or its contractors or subcontractors prior to the Commencement Date of this Lease. Tenant hereby indemnifies, defends, and holds Landlord, its agents, contractors, and employees, harmless from and against any and all Claims, including attorneys’ fees and costs, made against Landlord by any party, or incurred by Landlord, as a result of any entry into or inspection of the Premises or Common Area made by Tenant, its agents, contractors, employees, or invitees, during the construction of the Initial Improvements referred to in Exhibit C attached hereto. The obligations of Tenant under the immediately preceding sentence shall survive the expiration or earlier termination of the Lease. If Tenant or any of its agents, employees or contractors enter the Premises prior to the Commencement Date as provided above, then such entry shall be upon all the terms and conditions of this Lease (including, without limitation, Tenant’s obligations regarding indemnity and insurance), except that Tenant shall not be obligated to pay Rent or Common Area Charges prior to the Commencement Date.

3.4 Option to Extend Term. Landlord hereby grants to Tenant the option to extend the Lease Term for one (1) additional period of three (3) years (the “Extended Term”), on the following terms and conditions:

(a) Tenant shall give Landlord written notice of its exercise of the option to extend the Lease Term for the Extended Term no earlier than nine (9) months nor later than six (6) months before the date the Lease Term would end but for said exercise. Time is of the essence.

(b) Tenant may not extend the Lease Term pursuant to this Paragraph 3.4 if Tenant is in default (beyond any applicable notice and/or cure periods) in the performance of any of the material terms and conditions of this Lease at the time of Tenant’s notice of exercise of this option, or if Tenant shall have assigned or otherwise transferred its interest in this Lease and/or the Premises, or any portion thereof, to any person or entity other than a Permitted Transferee (unless Landlord has waived such restriction in any written consent to such assignment or subletting, which waiver may be withheld in Landlord’s sole and absolute discretion). If Tenant is in default in the performance of any of the material terms and conditions of this Lease on the date that the Extended Term is to commence, then Landlord may, subject to Tenant’s notice and cure rights under the provisions of this Lease, elect to terminate this Lease notwithstanding any notice given by Tenant of an exercise of its option to extend.

(c) All terms and conditions of this Lease shall apply during the Extended Term, except that (i) the Rent for the applicable Extended Term shall be determined in accordance with Paragraph 3.5 below, (ii) there shall be no further rights to extend the Lease Term beyond the extension right granted in this Paragraph 3.4 above, and (iii) Landlord shall have no obligation to construct any improvements on, in or around the Premises or in the Building or to provide any tenant improvement allowance.

(d) Once Tenant delivers notice of its exercise of the option to extend the Lease Term, Tenant may not withdraw such exercise and, subject to the provisions of this Paragraph 3.4, such notice shall operate to extend the Lease Term. Upon the extension of the Lease Term pursuant to this Paragraph 3.4, the term “Lease Term” as used in this Lease shall thereafter include the Extended Term and the expiration date of the Lease shall be the expiration date of the Extended Term.

3.5. Monthly Rent During Extended Term. If Tenant elects to extend the Lease Term pursuant to Paragraph 3.4, the monthly Rent for the Extended Term shall be an amount equal to ninety-five percent (95%) of the fair market rental value of the Premises (and Tenant’s rights appurtenant thereto) in relation to market conditions at the time of the extension (including, but not limited to, rental rates for comparable space with comparable tenant improvements and taking into consideration any adjustments to rent based upon direct costs (operating expenses) and taxes, and/or cost of living or other rental adjustments; the relative strength of the tenants; the size of the space; and any other factors which affect market rental values at the time of extension). The Rent for the Extended Term shall be determined as follows:

(a) Mutual Agreement. After timely receipt by Landlord of Tenant’s notice of exercise of the option to extend the Lease Term, Landlord and Tenant shall have a period of thirty (30) days in which to agree on the monthly Rent for the Extended Term. If Landlord and Tenant agree on said monthly Rent during that period, they shall immediately execute an amendment to this Lease stating the monthly Rent for the Extended Term. If Landlord and Tenant are unable to agree on the monthly Rent for the Extended Term as aforesaid, the provisions of Paragraph 3.5(b) below shall apply.

(b) Appraisal. Within ten (10) days after the expiration of the thirty (30) day period described in Paragraph 3.5(a) above, each party, at its cost and by giving notice to the other party, shall appoint a licensed, commercial real estate broker with at least five (5) years commercial brokerage experience in Alameda County, to determine the fair market rental value of the Premises (and Tenant’s rights appurtenant thereto). If a party does not appoint such a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the fair market rental value. The cost of such sole broker shall be borne equally by the parties. If two brokers are appointed by the parties as provided in this Paragraph 3.5(b), the two brokers shall each separately determine the fair market rental value of the Premises (and Tenant’s rights appurtenant thereto) within twenty (20) days of the date the last of such two brokers is selected. In addition, during such twenty day period, the two brokers shall select a third broker meeting the qualifications above who will be required to determine which of the fair market rental valuations determined by the two original brokers is closer to the fair market rental value of the Premises (and Tenant’s rights appurtenant thereto) as determined by the third broker. If the parties cannot agree on the third broker within such twenty day period, then either of the parties to this Lease, by giving ten (10) days notice to the other party, may apply to either the presiding judge of the Superior Court of Alameda County in which the Premises is located for the selection of a third broker who meets the qualifications stated above. The two original brokers shall submit their respective valuations to the third broker in a sealed envelope within ten days following the date the third broker is selected. Once the third broker has been selected as provided above, then, as soon as practicable but in any case within twenty (20) days thereafter, the third broker shall select one of the two fair market rental valuations submitted by the two original brokers selected by the parties, which valuation shall be the one that is closer to the fair market rental value as determined by the third broker. The third broker’s selection shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall not be subject to appeal. The party whose valuation is not chosen by the third broker shall pay the costs of the third broker. In establishing the fair market rental value, the broker or brokers shall consider the reasonable market rental value for the use of the Premises contemplated by Paragraph 1.9 of this Lease (including, but not limited to, rental rates for comparable space with comparable tenant improvements and any adjustments to rent based upon direct costs (operating expenses) and taxes, and/or cost of living or other rental adjustments; the relative strength of the tenants; and the size of the space).

4.	Rent.

4.1 Rent. Tenant shall pay to Landlord as rent for the Premises (“Rent”), in advance, on the first day of each calendar month, commencing on the date specified in Paragraph 1.6 and continuing throughout the initial Lease Term the Rent set forth in Paragraph 1.8 above. Rent shall be prorated, based on thirty (30) days per month, for any partial month during the Lease Term. Except as expressly provided herein, Rent shall be payable without deduction, offset, prior notice or demand in lawful money of the United States to Landlord at the address herein specified for purposes of notice or to such other persons or such other places as Landlord may designate in writing.

4.2 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or deed of trust covering the Premises. Accordingly, Tenant shall pay to Landlord, as Additional Rent (as defined in Paragraph 4.3 below), without the necessity of further notice or demand, a late charge equal to five percent (5%) of any installment of Rent which is not received by Landlord within five (5) days after the due date for such installment. Notwithstanding the above, once but only once in any twelve (12) month period during the Lease Term, Tenant shall be entitled to written notice of non-receipt of Rental from Landlord, and Tenant shall not be liable for any late charge, interest or other late charge hereunder if such Rental is received by Landlord within five (5) days after Tenant’s receipt of such notice from Landlord. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any installment of Rent or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay such installment of Rent when due, including without limitation the right to terminate this Lease. In the event any installment of Rent is not received by Landlord by the due date for such installment, such installment shall bear interest at the annual rate set forth in Paragraph 34 below, commencing on the due date for such installment and continuing until such installment is paid in full.

4.3 Additional Rent. All charges, costs and expenses and other sums which Tenant is required to pay hereunder (together with all interest and charges that may accrue thereon in the event of Tenant’s failure to pay the same), and all damages, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees) which Landlord may incur by reason of any Default by Tenant shall be deemed to be additional rent hereunder (“Additional Rent”). Additional Rent shall accrue commencing on the Commencement Date. In the event of nonpayment by Tenant of any Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of Rent. The term “Rentals” as used in this Lease shall mean Rent and Additional Rent.

5.	Security Deposit.

5.1 Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a cash security deposit (“Security Deposit”) in the amount set forth in Paragraph 1.11 above. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of each and every term, covenant and condition of this Lease applicable to Tenant, and not as prepayment of Rent. If Tenant shall at any time fail to keep or perform any term, covenant or condition of this Lease applicable to Tenant, including without limitation, the payment of Rentals or those provisions requiring Tenant to repair damage to the Premises caused by Tenant or to surrender the Premises in the condition required pursuant to Paragraph 35 below, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation under this Lease, use, apply or retain the whole or any part of the Security Deposit reasonably necessary for the payment of any amount which Landlord may spend by reason of Tenant’s default or as necessary to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default, including, but not limited to, any damages or deficiency in the re-letting of the Premises or other reentry by Landlord. Tenant hereby waives any restriction on the uses to which the Security Deposit or any portion thereof may be put contained in California Civil Code Section 1950.7 and Tenant hereby agrees that such Security Deposit may be applied against, among other things, delinquent rents accruing prior to termination of this Lease and future rent damages under California Civil Code Section 1951.2. In the event Landlord uses or applies any portion of the Security Deposit in accordance with its rights under this Lease, Tenant shall, within five (5) business days after written demand by Landlord, remit to Landlord sufficient funds to restore the Security Deposit to its original sum. Failure by Tenant to so remit funds shall be a Default by Tenant. Landlord shall not be deemed a trustee of the Security Deposit and Landlord shall not be required to keep the Security Deposit separate from its general funds. Tenant shall not be entitled to interest on such Security Deposit. Tenant hereby waives the provisions of California Civil Code § 1950.7, and all other provisions of law now or hereafter in force, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises. Any part of the Security Deposit not used or retained by Landlord pursuant to the terms outlined above shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days following the expiration of the Lease Term and delivery of exclusive possession of the Premises to Landlord. In the event of termination of Landlord’s interest in the Lease, Landlord shall transfer said Security Deposit to Landlord’s successor in interest whereupon Landlord shall be automatically released of all liability for return of such Security Deposit or the accounting therefor.

5.2 Letter of Credit. In lieu of the cash Security Deposit, Tenant may deliver to Landlord a clean, unconditional, irrevocable, transferable, fully cash-collateralized letter of credit in lieu of cash for the Security Deposit (the “Letter of Credit”) in form and issued by a financial institution (“Issuer”) satisfactory to Landlord in its sole discretion. The Letter of Credit shall permit partial draws, and provide that draws thereunder will be honored upon presentation by Landlord without conditions at at location in Santa Clara County. The Letter of Credit shall have an expiration period of one (1) year but shall automatically renew by its terms unless affirmatively cancelled by either Issuer or Tenant, in which case Issuer must provide Landlord 30 days’ prior written notice of such expiration or cancellation. The Letter of Credit shall remain in effect, whether through replacement, renewal or extension, until ninety (90) days after the Lease Expiration Date. Any amount drawn under the Letter of Credit and not utilized by Landlord for the purposes permitted by this Lease shall be held as a Security Deposit. If the Tenant fails to renew or replace the Letter of Credit as required under this Lease at least thirty (30) days before its stated expiration date, Landlord may draw upon the entire amount of the Letter of Credit. The preceding to the contrary notwithstanding, if Tenant provides a new, replacement or substitute Letter of Credit pursuant to the terms of this Paragraph 5.2, then the amount of such new, replacement or substitute Letter of Credit shall be equal to the full amount of the Security Deposit required hereunder less the amounts, if any, drawn by Landlord under any Letter of Credit provided by Tenant to Landlord which were not used by Landlord to cure any then existing default by Tenant hereunder or to reimburse Landlord for any damage or loss caused by any such default (to the extent recoverable under the terms of this Lease) (and which unapplied amounts so drawn by Landlord shall continue to be held by Landlord pursuant to the terms of this Paragraph 5.2). No fees applicable to the Letter of Credit shall be charged to Landlord.

The Letter of Credit shall provide, among other things, that (i) Landlord or its then managing agent or member or Lender shall have a right to draw down an amount up to the face amount of the Letter of Credit upon presentation to the issuing bank of Landlord’s (or its then managing agent’s or member’s or Lender’s) statement certifying that Tenant is in breach or default under this Lease and has failed to cure such breach or default within any cure or grace period applicable thereto and that Landlord (or its successor or assign) is entitled to draw on the Letter of Credit pursuant to this Paragraph 5.2, it being understood that if Landlord or its then managing agent is a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership) or any authorized party (if another entity); and (ii) the Letter of Credit will be honored by the issuer without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of the statement.

If Tenant breaches or fails to perform any obligation or covenant under or of this Lease, including, but not limited to, the payment of monthly Rent or Additional Rent, and such failure remains uncured following expiration of the cure and/or grace period applicable thereto hereunder, Landlord may (but shall not be required to) draw upon all or any part of the Letter of Credit and use, apply, or retain all or any part of the cash proceeds thereof for the payment of any sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default (to the extent recoverable under the terms of this Lease). If Landlord draws upon all or any portion of the Letter of Credit for the foregoing purposes, Tenant shall, within five (5) business days after written demand therefor, deliver a new Letter of Credit (in a form and issued by an issuer meeting the requirements above) in an amount equal to the full amount required hereunder less the amounts, if any, drawn by Landlord under the Letter of Credit which were not used by Landlord to cure any then existing default by Tenant hereunder or to reimburse Landlord for any damage or loss caused by any such default (to the extent recoverable under the terms of this Lease) (and which unapplied amounts so drawn by Landlord shall continue to be held by Landlord pursuant to the terms of this Paragraph 5.2). Concurrently with Tenant’s delivery of any such new Letter of Credit, Landlord shall return for cancellation the original of the Letter of Credit then held by Landlord (as theretofore endorsed to reflect any drawings thereunder). Tenant’s failure to timely deliver such new Letter of Credit shall be a Default by Tenant (or default) under the Lease and shall entitle Landlord to draw upon the balance of the Letter of Credit in full and retain the cash proceeds thereof in accordance with this Paragraph 5.2. Landlord shall not be required to keep any such amount separate from its general funds and Tenant shall not be entitled to interest on such funds. So long as Tenant is not in default at the expiration or termination of this Lease, the Letter of Credit, and/or any cash proceeds thereof, shall be returned to Tenant (or any assignee of Tenant), not later than thirty (30) days after Tenant has vacated the Premises, provided that subsequent to the expiration or earlier termination of this Lease, Landlord may draw upon the Letter of Credit and retain therefrom sums in default by Tenant under this Lease, and/or amounts to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default (to the extent recoverable under the terms of this Lease), including, without limitation, (a) any and all amounts permitted by California Civil Code Section 1950.7, and (b) such sums as Landlord reasonably estimates will thereafter become due by reason of Tenant’s default, if any, under this Lease. Landlord and Tenant hereby agree that Landlord may, in addition, claim (to the extent recoverable under the terms of this Lease) those sums necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Tenant or Tenant’s officers, members, partners, agents, employees, independent contractors or invitees or the default of Tenant under this Lease (in each case to the extent recoverable under the terms of this Lease). Without limiting the terms and provisions of this Paragraph 5.2, Tenant hereby waives the provisions of California Civil Code § 1950.7, and all other provisions of law now or hereafter in force, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant, or to clean the Premises.

Tenant agrees that Landlord shall have the right to pledge the Letter of Credit or otherwise grant a security interest therein to Landlord’s lender, and shall have the right to deliver the Letter of Credit or all or any portion of the proceeds of such Letter of Credit to Landlord’s lender in connection therewith, provided such Letter of Credit (or proceeds thereof) shall only be used in accordance with, and shall continue to be governed by, the terms and provisions of this Paragraph 5.2. At Landlord’s election, the Letter of Credit may name Landlord’s lender as a beneficiary, or as a co-beneficiary with Landlord and/or may require that Landlord’s lender sign the certification required to be presented for any draw against the Letter of Credit and shall contain such other provisions reasonably requested by Landlord or Landlord’s lender which do not alter or increase in any material respect Tenant’s obligations or decrease Tenant’s rights under this Paragraph 5.2 or in connection with the Letter of Credit. In addition, upon termination or transfer of Landlord’s interest in this Lease, within ten (10) business days after request by Landlord or Landlord’s successor, Tenant shall, as Landlord or Landlord’s successor shall request, either cause the Letter of Credit to be amended to name Landlord’s successor as the party entitled to draw down on the Letter of Credit subject to the terms and conditions of this Paragraph 5.2 and deliver such amendment to the requesting party, or shall obtain and deliver to the requesting party a new Letter of Credit meeting the requirements of this Paragraph 5.2, naming Landlord’s successor as the party entitled to draw down on the Letter of Credit subject to the terms and conditions of this Paragraph 5.2. At Landlord’s election, within ten (10) business days after request by Landlord, Tenant shall either cause the Letter of Credit to be amended to name Landlord’s lender as the beneficiary, or as a co-beneficiary with Landlord, and/or as a cosigner of any certification presented for a draws down of the Letter of Credit, and to incorporate other changes to the Letter of Credit reasonably requested by Landlord’s lender which do not alter or increase in any material respect Tenant’s obligations or decrease Tenant’s rights under this Paragraph 5.2 or in connection with the Letter of Credit, or shall obtain a new Letter of Credit to effectuate such changes and otherwise meeting the requirements of this Paragraph 5.2 above. Any reasonable fee due in connection with the transfer of Landlord’s rights as beneficiary under the Letter of Credit to a successor Landlord or to Landlord’s lender, or in connection with an amendment to, or substitution of, a Letter of Credit, shall be paid by Tenant to the financial institution owed such fee upon demand. If Tenant fails to execute any documents necessary to transfer the Letter of Credit to Landlord’s successor-in-interest or Landlord’s lender within ten (10) business days after Landlord’s written request therefor, Landlord may draw upon the Letter of Credit and transfer the cash proceeds thereof to Landlord’s successor-in-interest or lender to be held as security for Tenant’s performance hereunder and applied, if applicable, in accordance with and subject to the terms and conditions of this Paragraph 5.2. Tenant agrees that Landlord shall be released from liability for the return of the Letter of Credit or the unapplied cash proceeds thereof or any accounting of such proceeds upon a transfer of the Letter of Credit or unapplied cash proceeds thereof to Landlord’s successor-in-interest or lender in accordance with the foregoing procedure (and the written assumption by Landlord’s successor-

in-interest or lender, as the case may be, of Landlord’s obligations under this Paragraph 5.2 (solely with respect to the Letter of Credit and/or cash proceeds thereof actually received by such successor-in-interest or lender) accruing from and after the date Landlord’s successor-in-interest or lender acquires the Letter of Credit or unapplied cash proceeds thereof).

6.	Use of Premises.

6.1 Permitted Uses. Tenant shall use the Premises only in conformance with applicable governmental or quasi-governmental laws, statutes, orders, regulations, rules, ordinances and other requirements now or hereafter in effect (collectively, “Laws”) for the purposes set forth in Paragraph 1.9 above, and for no other purpose, provided that such other use is in conformance with applicable Laws. Tenant shall use the Common Area in conformance with applicable Laws and for the purposes for which they are intended (i.e. ingress and egress and parking). Any change in use of the Premises or the Common Area by Tenant without the prior written consent of Landlord shall be a Default by Tenant. Tenant and Tenant’s agents shall comply with the provisions of any covenants, conditions, and restrictions (“CC&Rs”) and other recorded documents affecting the Premises and the Common Area.

6.2 Tenant to Comply with Legal Requirements. Tenant shall, at its sole cost, promptly comply with all Laws relating to or affecting Tenant’s particular manner of use or occupancy of the (i) Premises or (ii) Common Area and the condition of the Premises, now in force, or which may hereafter be in force, including without limitation those relating to utility usage and load or number of permissible occupants or users of the Premises, whether or not the same are now contemplated by the parties; with the provisions of all recorded documents affecting the Premises or the Common Area insofar as the same relate to or affect Tenant’s particular manner of use or occupancy of the (i) Premises or (ii) Common Area or condition of the Premises; and with the requirements of any board of fire underwriters (or similar body now or hereafter constituted) relating to or affecting Tenant’s particular manner of use or occupancy of the (i) Premises or (ii) Common Area or the condition of the Premises. Tenant’s obligations pursuant to this Paragraph 6.2 shall include, without limitation, maintaining or restoring the Premises and making structural and non-structural alterations and additions in compliance and conformity with all Laws and recorded documents (including, without limitation, alterations or additions to the Premises and Building that are required pursuant to the ADA), each relating to (i) Tenant’s particular manner of use, or change of use, of the Premises during the Lease Term, (ii) alterations, additions or improvements made to the Premises or Common Area by Tenant, (iii) Tenant’s application(s) for any governmental approval(s), license(s) or permit(s) (excluding therefrom alterations or improvements to the Premises, Building and/or Common Area required solely as a result of the construction of the Initial Improvements), or (iv) the negligence or willful misconduct of Tenant or any of its Agents. Any alterations or additions undertaken by Tenant pursuant to this Paragraph 6.2 shall be subject to the requirements of Paragraph 13.1 below. At Landlord’s option, Landlord may make the required alteration, addition or change, and Tenant shall pay the reasonable cost thereof as Additional Rent.

The cost of any structural alterations or capital improvements to the Building, Project or Common Area, or any portion thereof, as may be hereafter required due to a change in laws effective after the Commencement Date and unrelated to (i) Tenant’s particular manner of use, or change of use, of the Premises during the Lease Term, (ii) alterations, additions or improvements made to the Premises by Tenant, (iii) Tenant’s application(s) for any governmental approval(s), license(s) or permit(s), or (iv) the negligence or willful misconduct of Tenant or any of its Agents, shall be amortized over the useful life of the alteration or improvement, with interest on the unamortized balance at the then prevailing rate Landlord would pay if it borrowed funds to construct or install such alterations or improvements from an institutional lender, and Tenant’s percentage share (as defined in Paragraph 1.10 of the Summary of Lease Provisions) of such monthly amortized amount shall be payable by Tenant to Landlord on the first day of the month following the substantial completion of such structural alteration or capital improvement and shall continue to be payable each month thereafter during the Lease Term until the earlier of the expiration of this Lease or the expiration of the useful life of such alteration or improvement.

Tenant shall obtain prior to taking possession of the Premises any permits, licenses or other authorizations required for the lawful operation of its business at the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant, regardless of whether Landlord is a party thereto or not, that Tenant has violated such Law or recorded document relating to Tenant’s particular use or occupancy of the Premises or use of the Common Area shall be conclusive of the fact of such violation by Tenant.

6.3 Prohibited Uses. Tenant and Tenant’s Agents shall not commit or suffer to be committed any waste upon the Premises. Tenant and Tenant’s Agents shall not do or permit anything to be done in or about the Premises or Common Area which will in any way obstruct or interfere with the rights of any authorized users of the Common Area or occupants of the Adjacent Parcel (or improvements thereon), or injure them. Tenant shall not conduct or permit any auction or sale open to the public to be held or conducted on or about the Premises or Common Area. Tenant and Tenant’s Agents shall not use or allow the Premises to be used for any unlawful, immoral or, except as expressly permitted by this Lease, hazardous purpose or any purpose not permitted by this Lease, nor shall Tenant or Tenant’s Agents cause, maintain, or permit any nuisance in, on or about the Premises. Tenant and Tenant’s agents shall not do or permit anything to be done in or about the Premises or Common Area nor bring or keep anything in the Premises or Common Area which will in any way increase the rate of any insurance upon any portion of the Project or any of its contents, or cause a cancellation of any insurance policy covering any portion of the Project or any of its contents, nor shall Tenant or Tenant’s Agents keep, use or sell or permit to be kept, used or sold in or about the Premises or Common Area any articles which may be prohibited by a standard form policy of fire insurance. In the event the rate of any insurance upon any portion of the Project or any of its contents is increased because of Tenant’s particular use of the Premises or Common Area or that of Tenant’s agents, Tenant shall pay, as Additional Rent, the full cost of such increase; provided, however this provision shall in no event be deemed to constitute a waiver of Landlord’s right to declare a default hereunder by reason of the act or conduct of Tenant or Tenant’s agents causing such increase or of any other rights or remedies of Landlord in connection therewith. Tenant and Tenant’s agents shall not place any loads upon the floor, walls or ceiling of the Premises which would endanger the Building or the structural elements thereof or of the Premises, nor place any harmful liquids in the drainage system of the Building or Common Area. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Project except in enclosed trash containers designated for that purpose by Landlord. No materials, supplies, equipment, finished products (or semi-finished products), raw materials, or other articles of any nature shall be stored upon, or be permitted to remain on, any portion of the Project outside the Premises.

6.4 Hazardous Materials. Neither Tenant nor Tenant’s agents shall permit the introduction, placement, use, storage, manufacture, transportation, release or disposition (collectively “Release”) of any Hazardous Material(s) (defined below) on or about any portion of the Project without the prior written consent of Landlord, which consent may be withheld in the sole and absolute discretion of Landlord without any requirement of reasonableness in the exercise of that discretion. Notwithstanding the immediately preceding sentence to the contrary, Tenant may use de minimis quantities of the types of materials which are technically classified as Hazardous Materials but commonly used in domestic or office use to the extent not in an amount, which, either individually or cumulatively, would be a “reportable quantity” under any applicable Law. Tenant covenants that, at its sole cost and expense, Tenant will comply with all applicable Laws with respect to the Release by Tenant, its agents, employees, contractors or invitees of such permitted Hazardous Materials. Any Release beyond the scope allowed in this paragraph shall be subject to Landlord’s prior consent, which may be withheld in Landlord’s sole and absolute discretion, and shall require an amendment to the Lease in the event Landlord does consent which shall set forth the materials, scope of use, indemnification and any other matter required by Landlord in Landlord’s sole and absolute discretion. Tenant shall indemnify, defend and hold Landlord and Landlord’s agents harmless from and against any and all claims, losses, damages, liabilities, or expenses arising in connection with the Release of Hazardous Materials by Tenant, any of Tenant’s Agents or any other person using the Premises with Tenant’s knowledge and consent or authorization. Tenant’s obligation to defend, hold harmless and indemnify pursuant to this Paragraph 6.4 shall survive Lease Termination as to events occurring prior to Lease Termination and prior to any holding over in the Premises, or applicable portion thereof, by Tenant, if applicable.

The foregoing indemnity shall not apply to, and Tenant shall not be responsible for, the presence or Release of Hazardous Materials on, under, or about the Premises, Building or Common Area to the extent (i) not introduced onto the Premises, Building or Common Area by Tenant or any of its agents, employees, contractors, subcontractors, invitees, successors, representatives, guests, customers, suppliers, or affiliated companies, or (ii) caused by Landlord or Landlord’s employees, agents, contractors or invitees (the Hazardous Materials described in clauses (i) and (ii) are referred to as “Excluded Hazardous Materials”). Landlord shall be responsible for the clean up or remediation, at no cost to Tenant, of any Hazardous Materials caused to be present on, under of about the Project, or any portion thereof, by Landlord or any of its agents, employees or contractors.

As used in this Lease, the term “Hazardous Materials” means any chemical, substance, waste or material which has been or is hereafter determined by any federal, state or local governmental authority to be capable of posing risk of injury to health or safety, including without limitation, those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Hazardous Materials Transportation Act, as amended, and in the regulations promulgated pursuant to said laws; those substances defined as “hazardous wastes” in section 25117 of the California Health & Safety Code, or as “hazardous substances”

in section 25316 of the California Health & Safety Code, as amended, and in the regulations promulgated pursuant to said laws; those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or designated by the Environmental Protection Agency (or any successor agency) as hazardous substances (see, e.g., 40 CFR Part 302 and amendments thereto); such other substances, materials and wastes which are or become regulated or become classified as hazardous or toxic under any Laws, including without limitation the California Health & Safety Code, Division 20, and Title 26 of the California Code of Regulations; and any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a “hazardous substance” pursuant to section 311 of the Clean Water Act of 1977, 33 U.S.C. sections 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to section 307 of the Clean Water Act of 1977 (33 U.S.C. § 1317), as amended; (v) flammable explosives; (vi) radioactive materials; or (vii) radon gas.

Landlord shall have the right, upon reasonable advance written notice to Tenant (except such written notice shall not be required in the event of an emergency), to inspect, investigate, sample and/or monitor the Premises, the Building and Common Area, including any soil, water, groundwater, or other sampling, to the extent reasonably necessary to determine whether Tenant is complying with the terms of this Lease with respect to Hazardous Materials. Unless (i) a previous inspection has disclosed a violation by Tenant of the covenants contained in this Paragraph 6.4, (ii) an inspection, investigation, sampling and/or monitoring is required by Landlord’s lender or a prospective lender or purchaser of the Project, (iii) an inspection, investigation, sampling and/or monitoring is required due to an emergency situation, (iv) an inspection if required by a governmental agency, or (iv) Tenant is in default under this Lease beyond any applicable cure period, such inspections, investigations, sampling and/or monitoring shall be performed not more often than semi-annually. In connection therewith, Tenant shall provide Landlord with reasonable access during reasonable hours to all portions of the Premises and Common Area; provided, however, that Landlord shall avoid any unreasonable interference with the operation of Tenant’s business on the Premises. Tenant shall have the right to have an observer attend and monitor all such inspections and investigations conducted by Landlord. In the event that any such inspection, investigation, sampling or monitoring discloses a violation of Tenant’s obligations with respect to Hazardous Materials pursuant to this Section 6.4, all costs incurred by Landlord in performing such inspections, investigation, sampling and/or monitoring shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) days after Landlord’s demand for payment.

7.	Taxes.

7.1 Personal Property Taxes. Tenant shall cause Tenant’s trade fixtures, equipment, furnishings, furniture, merchandise, inventory, machinery, appliances and other personal property installed or located on the Premises (collectively the “personal property”) to be assessed and billed separately from the Land and the Building. Tenant shall pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon or against Tenant’s personal property. If any of Tenant’s personal property shall be assessed with the Land or the Building, Tenant shall pay to Landlord, as Additional Rent, the amounts attributable to Tenant’s personal property within thirty (30) days after receipt of a written statement from Landlord setting forth the amount of such taxes, assessments and public charges attributable to Tenant’s personal property, together with a reasonable explanation (if made available by the assessor’s office to Landlord) of the amounts allocated to Tenant’s personal property. Tenant shall comply with the provisions of any Law which requires Tenant to file a report of Tenant’s personal property located on the Premises.

7.2 Other Taxes Payable Separately by Tenant. Tenant shall pay (or reimburse Landlord, as Additional Rent, if Landlord is assessed), prior to delinquency or within fifteen (15) days after Tenant’s receipt of Landlord’s statement thereof, any and all taxes, levies, assessments or surcharges payable by Landlord or Tenant and relating to this Lease, the Premises or the Common Area (other than Landlord’s net income, succession, transfer, gift, franchise, estate or inheritance taxes, and Taxes, as that term is defined in Paragraph 7.3(a) below, payable as a Common Area Charge), whether or not now customary or within the contemplation of the parties hereto, whether or not now in force or which may hereafter become effective, including but not limited to taxes:

(a) Upon, allocable to, or measured by the area of the Premises or the Common Area or the Rentals payable hereunder, including without limitation any gross rental receipts, excise, or other tax levied by the state, any political subdivision thereof, city or federal government with respect to the receipt of such Rentals (other than Landlord’s net income, succession, transfer, gift, franchise, estate or inheritance taxes, and Taxes, as that term is defined in Paragraph 7.3(a) below, payable as a Common Area Charge);

(b) Upon or with respect to the use, possession, occupancy, leasing, operation and management of the Premises or Common Area or any portion thereof (other than Landlord’s net income, succession, transfer, gift, franchise, estate or inheritance taxes, and Taxes, as that term is defined in Paragraph 7.3(a) below, payable as a Common Area Charge);

(c) Upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; or

(d) Imposed as a means of controlling or abating environmental pollution (other than Excluded Hazardous Materials) or the use of energy or any natural resource (including without limitation gas, electricity or water), including, without limitation, any parking taxes, levies or charges or vehicular regulations imposed by any governmental agency. Tenant shall also pay, prior to delinquency, all privilege, sales, excise, use, business, occupation, or other taxes, assessments, license fees, or charges levied, assessed or imposed upon Tenant’s business operations conducted at the Premises.

In the event any such taxes are payable by Landlord and it shall not be lawful for Tenant to reimburse Landlord for such taxes, then the Rentals payable hereunder shall be increased to net Landlord the same net Rental after imposition of any such tax upon Landlord as would have been payable to Landlord prior to the imposition of any such tax.

7.3	Common Taxes.

(a) Definition of Taxes. The term “Taxes” as used in this Lease shall collectively mean (to the extent any of the following are not paid by Tenant pursuant to Paragraphs 7.1 and 7.2 above) all real estate taxes and general and special assessments

(including, but not limited to, assessments for public improvements or benefit); personal property taxes; taxes based on vehicles utilizing parking areas on the Land; taxes computed or based on rental income or on the square footage of the Premises or the Building (including without limitation any municipal business tax but excluding federal, state and municipal net income taxes); environmental surcharges; excise taxes; gross rental receipts taxes (but excluding federal, state and municipal net income taxes); increases in taxes arising from a change in ownership or new construction; sales and/or use taxes; employee taxes; water and sewer taxes, levies, assessments and other charges in the nature of taxes or assessments (including, but not limited to, assessments for public improvements or benefit; and all other governmental, quasi-governmental or special district impositions of any kind and nature whatsoever; regardless of whether any of the foregoing are now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing and which during the Lease Term are laid, levied, assessed or imposed upon Landlord and/or become a lien upon or chargeable against any portion of the Project under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental, quasi-governmental or special district authority whatsoever. The term “environmental surcharges” shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or imposed by any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy or any natural resource in regard to the use, operation or occupancy of the Project, but excluding any of the foregoing specifically relating to Hazardous Materials released, spilled or discharged by Landlord or any of its agents, employees or contractors. Subject to the specific exclusions provided elsewhere in this Lease, the term “Taxes” shall include (to the extent the same are not paid by Tenant pursuant to Paragraphs 7.1 and 7.2 above), without limitation, all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever upon or with respect to the use, possession, occupancy, leasing, operation or management of the Project or in lieu of or equivalent to any Taxes set forth in this Paragraph 7.3(a). In the event any such Taxes are payable by Landlord and it shall not be lawful for Tenant to reimburse Landlord for such Taxes, then the Rentals payable hereunder shall be increased to net Landlord the same net Rental after imposition of any such Tax upon Landlord as would have been payable to Landlord prior to the imposition of any such Tax.

(b) Common Area Charge. All Taxes which are levied or assessed or which become a lien upon any portion of the Project or which become due or accrue during the Lease Term shall be a Common Area Charge, and Tenant shall pay (or reimburse Landlord if Landlord is assessed), as Additional Rent, prior to delinquency or within fifteen (15) days after receipt of Landlord’s statement thereof, Tenant’s percentage share of such Taxes. Tenant’s share of Taxes during any partial tax fiscal year(s) within the Lease Term shall be prorated according to the ratio which the number of days during the Lease Term or of actual occupancy of the Premises by Tenant, whichever is greater, during such year bears to 365.

8.	Insurance; Indemnity; Waiver.

8.1 Insurance by Tenant. Tenant shall, during the Lease Term, at Tenant’s sole cost and expense, procure and keep in force the following insurance:

(a) Personal Property Insurance. “All risk” or “Special Form” property insurance, including, without limitation, coverage for boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief; and demolition, increased cost of construction and contingent liability from changes in building laws on all leasehold improvements installed in the Premises by Tenant at its expense (if any), and on all equipment, trade fixtures, and fixtures located on or in the Premises, including improvements or fixtures hereinafter constructed or installed on the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO all risk form, when such form is supplemented with the coverages required above; provided, however, in no event shall Tenant be required to carry or maintain flood or earthquake coverage on Tenant’s equipment, trade fixtures, inventory, fixtures or personal property.

(b) Liability Insurance. Commercial general liability insurance against any and all claims for personal injury, death or property damage occurring in or about the Premises and Common Area or arising out of Tenant’s or Tenant’s agents’ use of the Common Area, use or occupancy of the Premises or Tenant’s operations on the Premises. Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate. Such insurance shall contain a cross-liability (severability of interests) clause and an extended (“broad form”) liability endorsement, including blanket contractual coverage. The minimum limits specified above are the minimum amounts required by Landlord, and may be revised by Landlord from time to time to meet changed circumstances, including without limitation to reflect changes consistent with the standards required by other landlords in the county in which the Premises are located. Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance (if any) shall be in excess thereto. Such insurance shall specifically insure Tenant’s performance of the indemnity, defense and hold harmless agreements contained in Paragraph 8.3, although Tenant’s obligations pursuant to Paragraph 8.3 shall not be limited to the amount of any insurance required of or carried by Tenant under this Paragraph 8.1(b). Tenant shall be responsible for insuring that the amount of insurance maintained by Tenant is sufficient for Tenant’s purposes.

(c) Other. Such other insurance as required by law, including, without limitation, workers’ compensation insurance.

(d) Form of the Policies. The policies required to be maintained by Tenant pursuant to Paragraphs 8.1(a), (b), and (c) above shall be with companies, on forms, with deductible amounts (if any), and loss payable clauses reasonably satisfactory to Landlord, shall include Landlord and the beneficiary or mortgagee of any deed of trust or mortgage encumbering the Premises and/or the Land as additional insureds, and shall provide that such parties may, although additional insureds, recover for any loss suffered by Tenant’s negligence. Certified copies of policies or certificates of insurance shall be delivered to Landlord prior to the Commencement Date; a new policy or certificate shall be delivered to Landlord at least ten (10)

business days prior to the expiration date of the old policy. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and Common Area and to Tenant as required by this Lease. Tenant shall obtain a written obligation on the part of Tenant’s insurer(s) to notify Landlord and any beneficiary or mortgagee of a deed of trust or mortgage encumbering the Premises and/or the Land in writing of any delinquency in premium payments or material modification in the scope of coverage and at least thirty (30) days prior to any cancellation. Tenant’s policies shall provide coverage on an occurrence basis and not on a claims made basis. In no event shall the limits of any policies maintained by Tenant be considered as limiting the liability of Tenant under this Lease.

8.2 Failure by Tenant to Obtain Insurance. If Tenant does not take out the insurance required pursuant to Paragraph 8.1 or keep the same in full force and effect, Landlord may, but shall not be obligated to, take out the necessary insurance and pay the premium therefor, and Tenant shall repay to Landlord, as Additional Rent, the amount so paid promptly upon demand. In addition, Landlord may recover from Tenant and Tenant agrees to pay, as Additional Rent, any and all reasonable expenses (including reasonable attorneys’ fees) and damages which Landlord may sustain by reason of the failure of Tenant to obtain and maintain such insurance (even if such failure is later cured by Tenant during any cure period applicable thereto), it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon.

8.3 Indemnification. Except to the extent the same result from Landlord’s negligence or willful misconduct, or that of its agents, employees, contractors or invitees and subject to Paragraph 8.5 hereof, Tenant shall indemnify, hold harmless, and defend Landlord with competent counsel reasonably satisfactory to Landlord against all claims, losses, damages, expenses or liabilities for injury or death to any person or for damage to or loss of use of any property arising out of any occurrence in, on or about the Building, Common Area or Land, if caused or contributed to by Tenant or Tenant’s agents, or arising out of any occurrence in, upon or at the Premises or on account of the use, condition, occupational safety or occupancy of the Premises. Tenant’s indemnification, defense and hold harmless obligations under this Lease shall include and apply to reasonable attorneys’ fees, investigation costs, and other costs actually incurred by Landlord. Tenant shall further indemnify, defend and hold harmless Landlord from and against any and all claims, losses, damages, liabilities or expenses arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease. The provisions of this Paragraph 8.3 shall survive Lease Termination with respect to any damage, injury, death, breach or default occurring prior to such termination. Except as set forth in this Paragraph 8.3 and except to the extent, subject to the provisions of Paragraph 8.5 below, the same result from Landlord’s negligence or willful misconduct, or that of its agents, employees, contractors or invitees, this Lease is made on the express condition that Landlord shall not be liable for, or suffer loss by reason of, injury to person or property, from whatever cause, in any way connected with the condition, use, occupational safety or occupancy of the Premises specifically including, without limitation, any liability for injury to the person or property of Tenant or Tenant’s agents.

8.4 Claims by Tenant. Except as expressly provided in Paragraph 8.3 or 10 of this Lease or in the Improvement Agreement, Landlord shall not be liable to Tenant, and Tenant waives all claims against Landlord, for injury or death to any person, damage to any property, or loss of use of any property in any portion of the Project by and from all causes, including without limitation, any defect in any portion of the Project and/or any damage or injury resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Premises, or from breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether the damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources. Neither Landlord nor Tenant shall be liable for any damages arising from any act or negligence of any other tenant or user of the Project. Tenant or Tenant’s agents shall immediately notify Landlord in writing of any known defect in the Project. The provisions of this Paragraph 8.4 shall not apply to any damage or injury caused by Landlord’s willful misconduct or negligence, or that of its agents, employees, contractors or invitees.

8.5 Mutual Waiver of Subrogation. Landlord hereby releases Tenant, and Tenant hereby releases Landlord, and their respective officers, members, agents, employees and servants, from any and all claims or demands of damages, loss, expense or injury to the Project, or any portion thereof, or to the furnishings, fixtures, equipment, inventory or other property of either Landlord or Tenant in, about or upon the Project, which is caused by or results from perils, events or happenings which are the subject of insurance carried by the respective parties and in force at the time of any such loss, whether due to the negligence of the other party or its agents and regardless of cause or origin; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss, to the extent such insurance is not prejudiced thereby, and to the extent insured against or required to be insured against hereunder. The preceding to the contrary notwithstanding, if Tenant elects in its sole discretion not to maintain property insurance covering its personal property and/or inventory located or to be located on or in the Premises, then Tenant nevertheless hereby releases Landlord, and its officers, members, agents, employees and servants, from any and all claims or demands of damages, loss, expense or injury to such personal property and inventory in, about or upon the Project, or applicable portion thereof.

8.6 Insurance by Landlord. Landlord shall, during the Lease Term, procure and keep in force the following insurance, the cost of which, if incurred by Landlord, shall be a Common Area Charge, payable by Tenant pursuant to Paragraph 12.1 below:

(a) Property Insurance. “All risk” or Special Form property insurance covering the Building. Such insurance shall be in the full amount of the replacement cost of the Building, with reasonable deductible amounts, which reasonable deductible amounts shall be a Common Area Charge, payable by Tenant pursuant to Paragraph 12.1 below. Such insurance may also include rental income insurance, insuring that one hundred percent (100%) of the Rentals (as the same may be adjusted hereunder) will be paid to Landlord for a period of up to twelve (12) months if the Premises are destroyed or damaged, or such longer period as may be required by any beneficiary of a deed of trust or any mortgagee of any mortgage affecting the Premises. Such insurance may also include coverage in the event of earthquakes or floods. Such insurance shall not cover any leasehold improvements installed in the Premises by Tenant at its expense, or any of Tenant’s equipment, trade fixtures, inventory, fixtures or personal property located on or in the Premises;

(b) Liability Insurance. Commercial general liability insurance against any and all claims for personal injury, death or property damage occurring in or about the Premises and Common Area. Such insurance shall have a combined single limit of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) aggregate Such limits of liability insurance may take into consideration umbrella coverage, if any, maintained by Landlord.

(c) Other. Such other insurance as Landlord reasonably deems necessary and prudent or is required by Landlord’s lender.

Landlord shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms above in a blanket policy.

9. Utilities. Tenant shall pay during the Lease Term and prior to delinquency all charges for water, gas, light, heat, power, electricity, telephone or other communication service, janitorial service, trash pick-up, sewer and all other services supplied to Tenant (and the Land and Premises) or consumed by Tenant on the Premises (collectively the “Services”) and all taxes, levies, fees or surcharges therefor. Tenant shall arrange for Services to be supplied to the Premises and shall contract for all of the Services in Tenant’s name prior to the Commencement Date. The Commencement Date shall not be delayed by reason of any failure by Tenant to so contract for Services. The lack or shortage of any Services due to any cause whatsoever (except for a lack or shortage proximately caused by the negligent acts or willful misconduct Landlord or that of its agents, employees, contractors or invitees) shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rentals due hereunder, all without diminution, credit or deduction.

10.	Repairs and Maintenance.

10.1 Landlord’s Responsibilities. Subject to the provisions of Paragraph 15 below, Landlord shall maintain in reasonably good order and repair the structural roof, structural and exterior walls (including painting thereof) and foundations of the Building and the entire Common Area. In addition, Landlord may elect at any time at its option while Tenant is in default of its obligations to maintain and repair same or as otherwise expressly provided in Paragraph 10.2 below, to repair and maintain the heating, ventilation and air conditioning systems of the Premises. Tenant shall give prompt written notice to Landlord of any known maintenance work required to be made by Landlord pursuant to this Paragraph 10.1. Except as expressly provided in Paragraph 2.3 and Exhibit C, the costs of (i) painting the exterior of the Premises which are the obligation of Landlord hereunder, (ii) repair and maintenance of the heating, ventilation and air conditioning systems, if Landlord elects to repair and maintain the same, and (iii) repair, maintenance and replacement, if necessary, of the Common Area shall be a Common Area Charge and Tenant shall pay, as Additional Rent, Tenant’s share of such costs to Landlord as provided in Paragraph 12 below. If Landlord fails to perform its maintenance obligations hereunder, such failure materially and adversely affects Tenant’s operations within, or access to, the Premises, and Landlord fails to cure the same within a reasonable period of time, then Tenant may perform such obligations on Landlord’s behalf and shall be entitled to prompt reimbursement by Landlord of Landlord’s proportionate share, if any, of Tenant’s actual, reasonable costs in taking such action (it being understood and agreed, however, that if Tenant cures Landlord’s maintenance or repair responsibilities with respect to the Common Area or Landlord’s repair or maintenance responsibility with respect to the heating, ventilation and air conditioning systems, Tenant shall not be entitled to claim reimbursement from Landlord of Tenant’s percentage share of such costs or charges incurred by Tenant in effecting such cure (as defined in Paragraph 1.10 of this Lease). Within thirty (30) days after receipt of a reasonably particularized invoice from Tenant of such costs, Landlord shall reimburse Tenant for Landlord’s proportionate share, if any, of the amount set forth in such invoice to be reimbursed by Landlord. If Landlord fails to reimburse Tenant within thirty (30) days of such invoice, then, as Tenant’s sole remedy, Tenant may bring an action against Landlord to recover such amount owed by Landlord to Tenant plus interest thereon at the maximum rate permitted by law until such amount owing by Landlord to Tenant is paid in full.

10.2 Tenant’s Responsibilities. Except as expressly provided in Paragraph 10.1 above, and subject to the provisions of Paragraph 2.3 above, Tenant shall, at its sole cost, maintain the entire Premises and every part thereof, including without limitation, roof membrane, windows, skylights, window frames, plate glass, freight docks, doors and related hardware, interior walls and partitions, and the electrical, plumbing, lighting, heating, ventilation and air conditioning systems in good order, condition and repair. Unless Landlord otherwise elects, at any time while Tenant is in default of its obligations to maintain and repair same, to be responsible for the repair and maintenance of the heating, ventilation and air conditioning system servicing the Premises, Tenant shall maintain a service contract with a licensed HVAC repair and maintenance contractor (covering quarterly inspection and servicing) for the heating, ventilation and air conditioning systems of the Premises. Tenant shall provide to Landlord, promptly following Tenant’s receipt of the same, all repair recommendations and quarterly inspection and maintenance reports and records with respect to the HVAC units to be maintained, or caused to be maintained by Tenant. Tenant’s obligations with respect to the heating, ventilation and air conditioning systems of the Premises shall not include the replacement of components thereof. If Tenant is in default of its obligation to repair or maintain the HVAC units pursuant to the terms above, and such default is not cured by Tenant within the applicable cure period set forth in Paragraph 14.2.1 below, Landlord or Landlord’s agents may, in addition to all other rights and remedies available hereunder or by law and without waiving any alternative remedies, enter into the Premises and make such repairs and/or perform such maintenance work. If Landlord makes such repairs and/or performs such maintenance work in accordance with the preceding sentence, Tenant shall reimburse Landlord upon demand and as Additional Rent, for the cost of such repairs and/or maintenance work. Landlord shall use reasonable efforts to avoid causing any inconvenience to Tenant or interference with the use of the Premises by Tenant or Tenant’s agents during the performance of any such repairs or maintenance. Landlord shall have no liability to Tenant for any damage, inconvenience or interference with the use of the Premises by Tenant or Tenant’s agents as a result of Landlord performing any such repairs or maintenance (except for the negligent acts or willful misconduct of Landlord or that of its agents, employees, contractors or invitees). Tenant shall reimburse Landlord, on demand and as Additional Rent, for the cost of damage to the Project caused by Tenant or Tenant’s agents, reasonable wear and tear and loss or damage caused by casualty not caused by or contributed to by Tenant or condemnation excepted. Tenant expressly waives the benefits of any statute now or hereafter in effect (including without limitation the provisions of subsection 1 of Section 1932, Section 1941 and Section 1942 of the California Civil Code and any similar law, statute or ordinance now or hereafter in effect) which would otherwise afford Tenant the right to make repairs at Landlord’s expense (or to deduct the cost of such repairs from Rentals due hereunder) or to terminate this Lease because of Landlord’s failure to keep the Premises in good and sanitary order.

11.	Common Area.

11.1 In General. Subject to the terms and conditions of this Lease and such rules and regulations as Landlord may from time to time prescribe, Tenant and Tenant’s agents shall have, in common with other permitted users, the nonexclusive right to use during the Lease Term the access roads, parking areas, sidewalks, landscaped areas and other facilities on the Common Area. This right to use the Common Area shall terminate upon Lease Termination. Landlord reserves the right from time to time to make changes to the size, shape, location, amount and extent of the Common Area, but such changes shall not cause the Common Area to contain less than 3.8 parking spaces per one thousand square feet of the Building or otherwise adversely affect ingress to or egress from the Premises or Tenant’s use of the Premises. Landlord reserves the right to promulgate such reasonable, non-discriminatory rules and regulations relating to the use of all or any portion of the Common Area and to amend, in reasonable and non-discriminatory ways, such rules and regulations from time to time with or without advance notice, as Landlord may deem appropriate for the best interests of the occupants of the Building and other authorized users. Any reasonable and non-discriminatory amendments to the rules and regulations shall be effective as to Tenant, and binding on Tenant, upon delivery of a copy of such rules and regulations to Tenant. Tenant and Tenant’s agents shall observe such reasonable and non-discriminatory rules and regulations and any failure by Tenant or Tenant’s agents to observe and comply with such reasonable and non-discriminatory rules and regulations shall be a Default by Tenant. Landlord shall not be responsible for the nonperformance of the rules and regulations by other authorized users, nor shall Landlord be liable to Tenant by reason of the noncompliance with or violation of the rules and regulations by any other user authorized by Landlord; provided, however, Landlord shall use commercially reasonable efforts to enforce the rules and regulations against all such other authorized users.

11.2 Parking Areas. Tenant is allocated and Tenant and Tenant’s employees and invitees shall have the right to use all parking stalls from time to time located on the Land. Neither Tenant nor Tenant’s agents shall at any time park or permit the parking of their vehicles in any portion of the Adjacent Parcel. Landlord reserves the right to promulgate such reasonable and non-discriminatory rules and regulations relating to the use of such parking areas on the Common Area as Landlord may deem appropriate. Landlord furthermore reserves the right, after having given Tenant reasonable notice, to have any vehicles owned by Tenant or Tenant’s agents which are parked in violation of the provisions of this Paragraph 11.2 or in violation of Landlord’s reasonable and non-discriminatory rules and regulations relating to parking, to be towed away at Tenant’s cost. In the event Landlord is required by any law to limit or control parking on the Land, by validation of parking tickets or any other method, Tenant agrees to participate in such validation or other program under such reasonable and non-discriminatory rules and regulations as are from time to time established by Landlord. Provided that Tenant’s use, occupancy and enjoyment of the Premises or access to the Premises is not materially interfered with, Landlord shall have the right to close, at reasonable times, all or any portion of the parking areas for any reasonable purpose, including without limitation, the prevention of a dedication thereof, or the accrual of rights of any person or public therein. Tenant and Tenant’s agents shall not at any time park or permit the parking of any inoperative vehicles or equipment on any portion of the Common Area.

12.	Common Area Charges.

12.1 Definition. “Common Area Charge” or “Common Area Charges” as used in this Lease shall mean and include all items identified in other paragraphs of this Lease as a Common Area Charge and the total cost paid or incurred by Landlord for the operation, maintenance, repair, and management of the Project which costs shall include, without limitation: the cost of Services and utilities supplied to the Project (to the extent the same are not separately charged or metered to the Land or Building); storm drainage and sanitary sewer systems; periodic inspection and regular servicing of the heating, ventilation and air conditioning systems of the Premises; property and liability insurance covering the Building and the Land and any other insurance carried by Landlord with respect to the Project, or applicable portion thereof; window cleaning; cleaning, sweeping, striping, resurfacing of parking and driveway areas; cleaning the Common Area following storms or other severe weather; cleaning and repairing of sidewalks, curbs, stairways; costs related to irrigation systems and Project signs; fees for licenses and permits required for the operation of the Project; other than costs of complying with Laws with respect to Landlord’s construction of the Initial Improvements pursuant to Exhibit C attached hereto (at Landlord’s sole cost and expense), the cost of complying with Laws, including, without limitation, maintenance, alterations and repairs required in connection therewith (subject to the provisions of Paragraphs 6.2 and 12.3 hereof); costs related to landscape maintenance; and the cost of contesting the validity or applicability of any governmental enactments which may affect Common Area Charges. Common Area Charges shall also include a monthly management fee to Landlord in an amount equal to three percent (3%) of the monthly Rent payable by Tenant to Landlord pursuant to this Lease. The cost of (i) capital repair items (i.e., items which Landlord is required to capitalize and not expense in the current year for federal income tax purposes) which are required due to changes in applicable laws coming into effect after the Commencement Date (and which are not caused by or related to (a) Tenant’s particular manner of use, or change of use of the Premises, (b) alterations, additions or improvements made to the Premises or Common Areas by Tenant, (c) Tenant’s application(s) for any governmental approvals, licenses, or permits, or (d) the negligence or willful misconduct of Tenant or any of its Agents) or which are reasonably expected to reduce Common Area Charges, (ii) replacement of the roof, (iii) replacement of the heating, ventilation and air conditioning system or any material components thereof (e.g. compressor) which are used by Tenant, (iv) resurfacing the parking lot other than as part of the Initial Improvements, and (v) repainting the exterior of the Building, but only to the extent any such costs are incurred after the Commencement Date, shall be amortized at the market rate of interest charged by the lender providing loan funds to finance such items described in clauses (i)-(v) immediately above, as applicable, or if Landlord does not obtain a loan to finance such items, then at the rate of two percent (2%) above the annual Bank of America NT&SA prime or reference rate then in effect over the useful life of the repair or item, and be paid monthly by Tenant from the date of installation or repair through Lease Termination.

The specific examples of Common Area Charges stated in this Paragraph 12.1 are in no way intended to and shall not limit the costs comprising Common Area Charges, nor shall such examples be deemed to obligate Landlord to incur such costs or to provide such services or to take such actions except as Landlord may be expressly required in other portions of this Lease, or except as Landlord, in its reasonable discretion, may elect. Subject to the items specifically excluded from Taxes and Common Area Charges elsewhere in this Lease, all reasonable costs incurred by Landlord in good faith for the operation, maintenance, repair and management of the Project shall be deemed conclusively binding on Tenant.

Notwithstanding anything to the contrary contained in this Lease, within ninety (90) days after receipt by Tenant of Landlord’s statement of Common Area Charges prepared pursuant to Paragraph 12.2 hereof for any prior annual period during the Lease Term, Tenant or its authorized representative shall have the right to inspect the books of Landlord during the business hours of Landlord at Landlord’s office set forth in this Lease or, at Landlord’s option, such other location as Landlord reasonably may specify, for the purpose of verifying the information contained in the statement. Unless Tenant asserts specific errors within ninety (90) days after receipt of the statement, the statement shall be deemed correct as between Landlord and Tenant, except as to individual components subsequently determined to be in error by future audit.

12.2 Payment of Common Area Charges by Tenant. Common Area Charges actually incurred or paid by Landlord shall be payable by Tenant to Landlord, as Additional Rent and without deduction or offset, within thirty (30) days after receipt of Landlord’s invoice from time to time, but not more often than once each calendar month.

Landlord shall furnish Tenant an annual statement within one hundred twenty (120) days following after the end of each calendar year during the Lease Term (and a statement within one hundred eighty (180) days after Lease Termination) showing the actual Common Area Charges for such prior calendar year (or partial calendar year in the event the Lease Term commences on a date other than January 1 or expires or terminates on a date other than December 31) and shall concurrently either bill Tenant for the balance due (payable upon demand by Landlord) or credit Tenant’s account for the excess previously paid.

12.3 Exclusions From Common Area Charges. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant have any obligation to perform, to pay directly, or to reimburse Landlord for, all or any portion of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, commissions, charges, disbursements, attorneys’ fees, experts’ fees, costs and expenses (collectively, “Costs”).

(a) Costs to Correct Construction Defects and Violations of Laws. Costs arising out of any defects in the design or construction of the Project or the failure to construct the tenant improvements installed by Landlord pursuant to Exhibit C attached hereto in accordance with laws and private restrictions applicable at the time of construction thereof. Cost arising out of any negligence, willful misconduct or violation of law by Landlord.

(b) Condemnation and Insurance Costs. Costs occasioned by the exercise of the power of eminent domain, or increases in insurance Costs caused by the activities of Landlord or other occupant(s) or users (other than Tenant and its agents, employees, contractors, affiliates, guests, customers, invitees, licensees, sublessees, sub-sublessees and other representatives) of the Project.

(c) Reimbursable Expenses. Costs for which Landlord has a right of reimbursement from others, or Costs which Tenant pays directly to a third person.

(d) Utilities or Services. Costs associated with utilities and services of a type not provided to Tenant.

(e) Reserves. Depreciation, amortization or other expense reserves.

(f) Mortgages. Interest, charges and fees incurred on debt, payments or mortgages and rent under ground leases.

(g) Hazardous Materials. Costs incurred to investigate the presence of any Hazardous Material, Costs to respond to any claim of Hazardous Material contamination or damage, Costs to remove any Hazardous Material from the Premises, Building or Project or to remediate any Hazardous Material contamination, and any judgments or other Costs incurred in connection with any Hazardous Material exposure or release, except to the extent such Costs are incurred by Landlord in accordance with Paragraph 6.4 or incurred by Landlord or caused by reason of the storage, use or disposal of the Hazardous Material in question by Tenant, its agents, employees, contractors or invitees.

(h) Landlord’s Income Taxes. Federal, state and municipal inheritance, gift or net income taxes imposed upon or incurred by Landlord.

(i) Costs Excluded Elsewhere. Any Costs Landlord is expressly required to bear, at its sole cost and expense without reimbursement from, or payment by, Tenant, or with respect to which Landlord is required to indemnify Tenant, pursuant to another provision of this Lease.

(j) Additional Exclusions. Any and all of the Costs set forth on Exhibit F attached hereto shall also be excluded from Common Area Charges and/or Taxes, as applicable.

13.	Alterations and Improvements.

13.1 In General. Tenant shall not make, or permit to be made, any alterations, removals, changes, enlargements, improvements or additions (collectively “Alterations”) in, on, about or to the Premises, or any part thereof, including Alterations required pursuant to Paragraph 6.2, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or delayed) and without acquiring and complying with the conditions of all permits required for such Alterations by any governmental authority having jurisdiction thereof. The term “Alterations” as used in this Paragraph 13 shall also include all heating, lighting, electrical (including all wiring, conduit outlets, drops, buss ducts, main and subpanels), air conditioning and partitioning installed in the Premises by Tenant, regardless of how affixed to the Premises. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following not less than ten (10) business days notice to Landlord, but without Landlord’s prior approval, to the extent any such Alteration is merely cosmetic and non-structural in nature (i.e. re-painting and re-carpeting) and costs less than $50,000 in any twelve month period during the Lease Term, and provided that such Alteration does not (a) affect the exterior of the Building and is not visible outside of the Building, (b) affect the structure or structural integrity of the Building or the systems and equipment of the Building, and/or (c) interfere with Building services or the use of the Project or the Building by other tenants or occupants. As a condition to the giving of its consent, Landlord may impose such reasonable requirements as Landlord reasonably may deem necessary, including without limitation, the manner in which the work is done; a right of approval of the contractor by whom the work is to be performed; the times during which the work is to be accomplished; the requirement that Tenant post a completion bond in an amount and form reasonably satisfactory to Landlord; and the requirement that Tenant reimburse Landlord, as Additional Rent, for Landlord’s reasonable costs for outside consultants incurred in reviewing any proposed Alteration, whether or not Landlord’s consent is granted. In the event Landlord consents to the making of any Alterations by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, in accordance with the plans and specifications approved by Landlord. Tenant shall give written notice to Landlord ten (10) days prior to employing any laborer or contractor to perform services related to, or receiving materials for use upon the Premises, and prior to the commencement of any work of improvement on the Premises. Any Alterations to the Premises made by Tenant shall be made in accordance with applicable Laws and in a first-class workmanlike manner. In making any such Alterations, Tenant shall, at Tenant’s sole cost and expense, file for and secure and comply with any and all permits or approvals required by any governmental departments or authorities having jurisdiction thereof and any utility company having an interest therein. In no event shall Tenant make any structural changes to the Premises, make any changes to the Premises which would weaken or impair the structural integrity of the Building or make any changes that would adversely affect the use, operation or condition of any of the building systems servicing the Building.

13.2 Removal Upon Lease Termination. At the time Tenant requests Landlord’s consent, Tenant shall request a decision from Landlord in writing as to whether Landlord will require Tenant, at Tenant’s expense, to remove any such Alterations and restore the Premises to their prior condition at Lease Termination. In the event Tenant fails to earlier obtain Landlord’s written decision as to whether Tenant will be required to remove any Alteration, then no less than ninety (90) nor more than one hundred twenty (120) days prior to the expiration of the Lease Term, Tenant by written notice to Landlord shall request Landlord to inform Tenant whether or not Landlord desires to have any of such Alterations removed at Lease Termination. Following receipt of such notice, Landlord may elect to have all or a portion of such Alterations removed from the Premises at Lease Termination, and Tenant shall, at its sole cost and expense, remove at Lease Termination such Alterations designated by Landlord for removal and repair all damage to the Project arising from such removal. In the event Tenant fails to so request Landlord’s decision or fails to remove any such Alterations designated by Landlord for removal, Landlord may remove any Alterations made to the Premises by Tenant, restore the Premises to their prior condition and repair all damage to the Premises and Common Area arising from such removal, and may recover from Tenant all reasonable costs and expenses incurred thereby, together with an amount equal to the fair rental value of the Premises for the period of time required for Landlord to accomplish such removal and restoration. Tenant’s obligation to pay such costs and expenses to Landlord shall survive Lease Termination. Unless Landlord elects to have Tenant remove (or, upon Tenant’s failure to obtain Landlord’s decision, Landlord removes) any such Alterations, all such Alterations, except for moveable furniture, personal property and equipment, and trade fixtures of Tenant not affixed to the Premises, shall become the property of Landlord upon Lease Termination (without any payment therefor) and remain upon and be surrendered with the Premises at Lease Termination. Nothing in this Paragraph 13.2 shall be deemed to require Tenant to remove (or to pay for the removal of) at Lease Termination any improvements, installations or alterations to the Premises made by Landlord pursuant to the Improvement Agreement attached as Exhibit C hereto or to restore or pay for the restoration of the Premises following the removal thereof Tenant shall have no obligation to remove from the Premises any of the Initial Improvements constructed or installed by Landlord pursuant to the terms of Exhibit C attached hereto.

13.3 Landlord’s Improvements. All fixtures, improvements or equipment which are installed, constructed on or attached to the Premises, Building or Common Area by Landlord shall be a part of the realty and belong to Landlord. Notwithstanding the foregoing, Landlord hereby expressly agrees that Tenant shall have the right, at Tenant’s sole cost and expense and subject to Tenant’s obligation, at its sole cost, to repair any damage caused thereby, to remove Tenant’s racking system and other industrial equipment installed by Tenant from the Premises at Lease Termination.

14.	Default and Remedies.

14.1 Events of Default. The term “Default by Tenant” as used in this Lease shall mean the occurrence of any of the following events:

(a) Tenant’s failure to pay when due any Rentals;

(b) Commencement and continuation for at least sixty (60) days of any case, action or proceeding by, against or concerning Tenant under any federal or state bankruptcy, insolvency or other debtor’s relief law, including without limitation, (i) a case under Title 11 of the United States Code concerning Tenant, whether under Chapter 7, 11, or 13 of such Title or under any other Chapter, or (ii) a case, action or proceeding seeking Tenant’s financial reorganization or an arrangement with any of Tenant’s creditors;

(c) Voluntary or involuntary appointment of a receiver, trustee, keeper or other person who takes possession for more than sixty (60) days of substantially all of Tenant’s assets or of any asset used in Tenant’s business on the Premises, regardless of whether such appointment is as a result of insolvency or any other cause;

(d) Execution of an assignment for the benefit of creditors of substantially all assets of Tenant available by law for the satisfaction of judgment creditors;

(e) Commencement of proceedings for winding up or dissolving (whether voluntary or involuntary) the entity of Tenant, if Tenant is a corporation or a partnership;

(f) Levy of a writ of attachment or execution on Tenant’s interest under this Lease, if such writ continues for a period of thirty (30) days;

(g) Transfer or attempted Transfer of this Lease or the Premises by Tenant contrary to the provisions of Paragraph 24 below; or

(h) Breach by Tenant of any term, covenant, condition, warranty, or other provision contained in this Lease or of any other obligation owing or due to Landlord.

14.2 Remedies. Upon any Default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law, to which Landlord may resort cumulatively, or in the alternative:

14.2.1 Termination. Upon any Default by Tenant, Landlord shall have the right (but not the obligation) to give written notice to Tenant of such Default by Tenant terminate this Lease and Tenant’s right to possession of the Premises if (i) such Default is in the payment of Rentals and is not cured with five (5) days after receipt of any such notice, or, (ii) with respect to the Defaults by Tenant referred to in subparagraphs 14.1(d), (e), (g) and (h), such Default is not cured within thirty (30) days after receipt of any such notice (or if a Default by Tenant under subparagraph 14.1(h) cannot be reasonably cured within thirty (30) days, if Tenant does not commence to cure such default within the thirty (30) day period or does not diligently and in good faith prosecute the cure to completion), or, (iii) with respect to the Defaults specified in subparagraphs 14.1(b), (c) and (f), such Default is not cured within the respective time periods specified in those subparagraphs. Upon Tenant’s failure to cure any such Default by Tenant within the applicable cure period specified above, Landlord shall have the right (but not the obligation) to terminate this Lease and Tenant’s right to possession of the Premises. The parties agree that any notice given by Landlord to Tenant pursuant to this Paragraph 14.2.1 shall be sufficient notice for purposes of California Code of Civil Procedure Section 1161 and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Upon termination of this Lease and Tenant’s right to possession of the Premises, Landlord shall have the right to recover from Tenant:

(a) The worth at the time of award of the unpaid Rentals which had been earned at the time of termination;

(b) The worth at the time of award of the amount by which the Rentals which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(c) The worth at the time of award (computed by discounting at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent) of the amount by which the Rentals for the balance of the Lease Term after the time of award exceed the amount of such rental loss that Tenant proves could be reasonably avoided; and

(d) Any other amounts necessary to compensate Landlord for all detriment proximately caused by the Default by Tenant or which in the ordinary course of events would likely result, including without limitation the following:

(i) Expenses in retaking possession of the Premises;

(ii) Expenses for cleaning, repairing or restoring the Premises;

(iii) Any unamortized real estate brokerage commission paid in connection with this Lease;

(iv) Expenses for removing, transporting, and storing any of Tenant’s property left at the Premises (although Landlord shall have no obligation to remove, transport, or store any such property);

(v) Expenses of reletting the Premises, including without limitation, brokerage commissions and reasonable attorneys’ fees;

(vi) Reasonable attorneys’ fees and court costs; and

(vii) Costs of carrying the Premises such as repairs, maintenance, takes and insurance premiums, utilities and security precautions (if any).

(e) The “worth at the time of award” of the amounts referred to in subparagraphs (a) and (b) of this Paragraph 14.2.1 is computed by allowing interest at an annual rate equal to the greater of: ten percent (10%); or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the twenty-fifth (25th) day of the month immediately preceding the Default by Tenant, on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended, not to exceed the maximum rate allowable by law.

14.2.2 Continuance of Lease. Upon any Default by Tenant and unless and until Landlord elects to terminate this Lease pursuant to Paragraph 14.2.1 above, this Lease shall continue in effect after the Default by Tenant and Landlord may enforce all its rights and remedies under this Lease, including without limitation, the right to recover payment of Rentals as they become due. Neither efforts by Landlord to mitigate damages caused by a Default by Tenant nor the acceptance of any Rentals shall constitute a waiver by Landlord of any of Landlord’s rights or remedies, including the rights and remedies specified in Paragraph 14.2.1 above.

15.	Damage or Destruction.

15.1 Definition of Terms. For the purposes of this Lease, the term: (a) “Insured Casualty” means damage to or destruction of the Premises from a cause actually insured against, or required by this Lease to be insured against, for which the insurance proceeds paid or made available to Landlord are sufficient to rebuild or restore the Premises under then existing building codes to substantially the condition existing immediately prior to the damage or destruction; and (b) “Uninsured Casualty” means damage to or destruction of the Premises from a cause not actually insured against, or not required to be insured against, or from a cause actually insured against but for which the insurance proceeds paid or made available to Landlord are for any reason insufficient to rebuild or restore the Premises under then existing building codes to substantially the condition existing immediately prior to the damage or destruction, or from a cause actually insured against but for which the insurance proceeds are not paid or made available to Landlord within ninety (90) days of the event of damage or destruction; provided, however, a casualty shall not be deemed an “Uninsured Casualty” by reason of the application of a deductible under an insurance policy otherwise covering such casualty.

15.2	Insured Casualty.

15.2.1 Rebuilding Required. In the event of an Insured Casualty where the extent of damage or destruction is less than twenty-five percent (25%) of the then full replacement cost of the Premises, Landlord shall rebuild or restore the Premises to the condition existing immediately prior to the damage or destruction (and restore the Common Area, if damaged or destroyed, to substantially the same condition existing immediately prior to the damage or destruction), provided the damage or destruction was not the result of a grossly negligent or willful act of Tenant and that there exist no governmental codes or regulations that would interfere with Landlord’s ability to so rebuild or restore.

15.2.2 Landlord’s Election. In the event of an Insured Casualty where the extent of damage or destruction is equal to or greater than twenty-five percent (25%) of the then full replacement cost of the Premises, Landlord may, at its option and at its sole discretion, rebuild or restore the Premises to the condition existing immediately prior to the damage or destruction (and restore the Common Area, if damaged or destroyed, to substantially the same condition existing immediately prior to the damage or destruction), or terminate this Lease. Landlord shall notify Tenant in writing within sixty (60) days after the event of damage or destruction of Landlord’s election to either rebuild or restore the Premises (and Common Area) as provided above, or terminate this Lease.

15.2.3 Continuance of Lease. If Landlord is required to rebuild or restore the Premises (and Common Area) pursuant to Paragraph 15.2.1 or if Landlord elects to rebuild or restore the Premises (and Common Area) pursuant to Paragraph 15.2.2, this Lease shall remain in effect and Tenant shall have no claim against Landlord for compensation for inconvenience or loss of business during any period of repair or restoration.

15.3	Uninsured Casualty.

15.3.1 Landlord’s Election. In the event of an Uninsured Casualty, Landlord may, at its option and at its sole discretion (i) rebuild or restore the Premises (and restore the Common Area, if damaged or destroyed), to substantially the same condition existing immediately prior to the damage or destruction as soon as reasonably possible at Landlord’s expense (unless the damage or destruction was caused by a negligent or willful act of Tenant, in which event Tenant shall pay all costs of rebuilding or restoring in excess of available insurance proceeds therefor), in which event this Lease shall continue in full force and effect or (ii) terminate this Lease, in which event Landlord shall give written notice to Tenant within sixty (60) days after the event of damage or destruction of Landlord’s election to terminate this Lease as of the date of the event of damage or destruction, and if the damage or destruction was caused by a negligent or willful act of Tenant, Tenant shall be liable therefor to Landlord.

15.3.2 Tenant’s Ability to Continue Lease. If Landlord elects to terminate this Lease and the extent of damage or destruction is less than twenty-five percent (25%) of the then full replacement cost of the Premises or the proceeds paid or made available to Landlord are for any reason insufficient to rebuild or restore the Premises under then existing building codes to substantially the condition existing immediately prior to the damage or destruction, and if there exist no governmental codes or regulations that would interfere with Landlord’s ability to so repair or restore, then Tenant may nevertheless cause the Lease to continue in effect by (i) notifying Landlord in writing within ten (10) days after Landlord’s notice of termination of Tenant’s agreement to pay all costs of rebuilding or restoring not covered by insurance, and (ii) providing Landlord with reasonable security for or assurance of such payment. Tenant shall pay to Landlord in cash no later than thirty (30) days prior to the date of commencement of construction the shortfall in the reasonable estimated cost of rebuilding or restoring. In the event Tenant fails to pay such cost to Landlord by the date specified, Landlord may immediately terminate the Lease and recover from Tenant all reasonable costs incurred by Landlord in preparation for construction. If the actual cost of rebuilding or restoring exceeds the estimated cost of such work through no fault of Landlord, Tenant shall pay the difference to Landlord in cash upon notification by Landlord of the final cost. If the cost of rebuilding or restoring is less than the estimated cost of such work, Tenant shall be entitled to a refund from Tenant’s advance of restoration costs of the difference upon completion of the rebuilding or restoring and determination of final cost.

15.4 Tenant’s Election. Notwithstanding anything to the contrary contained in this Paragraph 15, Tenant may elect to terminate this Lease in the event the Premises are damaged or destroyed (or so much of the Common Area is damaged or destroyed as to prevent or substantially impair the use thereof by Tenant for its intended purpose) and, in the reasonable opinion of Landlord’s architect or construction consultants, the restoration of the Premises (or Common Area, if applicable) cannot be substantially completed within two hundred ten (210) days after the event of damage or destruction. Tenant’s election shall be made by written notice to Landlord within fifteen (15) business days after Tenant receives from Landlord the estimate of the time needed to complete repair or restoration of the Premises (or Common Area, if applicable). If Tenant does not deliver said notice within said fifteen (15) business day period, Tenant may not later terminate this Lease even if substantial completion of the rebuilding or restoration occurs subsequent to said two hundred ten (210) day period, provided that Landlord is proceeding with diligence to rebuild or restore the Premises (and Common Area, if applicable); provided further, Tenant shall in any event have the right to terminate this Lease in the event that the rebuilding and restoration of the Premises (or the Common Area, to the extent so much of the Common Area is damaged or destroyed as to prevent or substantially impair the use thereof by Tenant for its intended purpose) has not been completed by the date which is three hundred (300) days following the event of damage or destruction, as such three hundred (300) day period shall be deemed extended by one day for each day that rebuilding or restoration is delayed due to a Force Majeure Delay (as defined in Exhibit C attached hereto). If Tenant delivers said notice within said fifteen (15) business day period, this Lease shall terminate as of the date of the event of damage or destruction.

15.5 Damage or Destruction Near End of Lease Term. Notwithstanding anything to the contrary contained in this Paragraph 15, in the event the Premises or Common Area are damaged or destroyed in whole or in part (regardless of the extent of damage, except that the period of time estimated to repair such damage must be longer than sixty days as reasonably estimated by Landlord’s contractor) from any cause during the last twelve (12) months of the Lease Term, Landlord (or Tenant so long as such damage was not caused by the acts or negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees, sublessees or other representatives and materially impairs Tenant’s use of the Premises) may, at its option, terminate this Lease as of the date of the event of damage or destruction by giving written notice to the other of its election to do so within thirty (30) days after the event of such damage or destruction. For purposes of this Paragraph 15.5, if Tenant has been granted an option to extend or renew the Lease Term pursuant to another provision of this Lease, then the damage or destruction shall be deemed to have occurred during the last twelve (12) months of the Lease Term if Tenant fails to exercise its option to extend or renew within twenty (20) days after the event of damage or destruction.

15.6 Termination of Lease. If the Lease is terminated pursuant to this Paragraph 15, the unused balance of the Security Deposit shall be refunded to Tenant. The current Rent shall be proportionately reduced during the period following the event of damage or destruction until the date on which Tenant surrenders the Premises, based upon the extent to which the damage or destruction interferes with Tenant’s business conducted in the Premises, as reasonably determined by Landlord and Tenant, to the extent such loss is covered as an insured peril by the insurance carried by Landlord. All other Rentals due hereunder shall continue unaffected during such period. The proceeds of insurance carried by Tenant pursuant to Paragraph 8.1 shall be paid to Landlord and Tenant, as their interests appear.

15.7 Abatement of Rentals. If the Premises or the Common Area are to be rebuilt or restored pursuant to this Paragraph 15, the then current Rentals shall effective upon the date of the damage or destruction be proportionately reduced pending completion of the repair or restoration, based upon the extent to which the damage and destruction or the making of repairs thereof interferes with Tenant’s business conducted in the Premises, as reasonably determined by Landlord and Tenant, to the extent such loss is covered as an insured period by the insurance carried by Landlord.

15.8 Liability for Personal Property. Except for the negligent acts or willful misconduct Landlord or that of its agents, employees, contractors or invitees, in no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to any Alterations to the Premises made by Tenant, trade fixtures, equipment, merchandise, furniture, or any other property installed by Tenant or at the expense of Tenant. If neither Landlord or Tenant elects to terminate this Lease pursuant to this Paragraph 15, Tenant shall be obligated to promptly rebuild or restore the same, to the extent reasonably feasible and necessary to Tenant’s then ongoing business operations at the Premises, to the condition existing immediately prior to the damage or destruction in accordance with the provisions of Paragraph 13.1.

15.9 Waiver of Civil Code Remedies. Landlord and Tenant acknowledge that the rights and obligations of the parties upon damage or destruction of the Premises are as set forth herein; therefore Tenant hereby expressly waives any rights to terminate this Lease upon damage or destruction of the Premises, except as specifically provided by this Lease, including without limitation any rights pursuant to the provisions of Subdivision 2 of Section 1932 and Subdivision 4 of Section 1933 of the California Civil Code, as amended from time to time, and the provisions of any similar law hereinafter enacted, which provisions relate to the termination of the hiring of a thing upon its substantial damage or destruction.

16.	Condemnation.

16.1 Definition of Terms. For the purposes of this Lease, the term: (a) “Taking” means a taking of the Premises, Common Area or Building or damage related to the exercise of the power of eminent domain and includes, without limitation, a voluntary conveyance, in lieu of court proceedings, to any agency, authority, public utility, person or corporate entity empowered to condemn property; (b) “Total Taking” means the Taking of the entire Premises or so much of the Premises, Building or Common Area as to prevent or substantially impair the use thereof by Tenant for the uses herein specified; (c) “Partial Taking” means the Taking of only a portion of the Premises, Building or Common Area which does not constitute a Total Taking; (d) “Date of Taking” means the date upon which the title to the Premises, Building or Common Area or a portion thereof, passes to and vests in the condemnor or the effective date of any order for possession if issued prior to the date title vests in the condemnor; and (e) “Award” means the amount of any award made, consideration paid, or damages ordered as a result of a Taking.

16.2 Rights. The parties agree that in the event of a Taking all rights between them or in and to an Award shall be as set forth herein.

16.3 Total Taking. In the event of a Total Taking during the Lease Term: (a) the rights of Tenant under this Lease and the leasehold estate of Tenant in and to the Premises shall cease and terminate as of the Date of Taking; (b) Landlord shall refund to Tenant any prepaid Rent and the unused balance of the Security Deposit; (c) Tenant shall pay Landlord any Rentals due Landlord under the Lease, prorated as of the Date of Taking; (d) to the extent the Award is not payable to the beneficiary or mortgagee of a deed of trust or mortgage affecting the Premises, Tenant shall receive from the Award those portions of the Award attributable to trade fixtures of Tenant; and (e) the remainder of the Award shall be paid to and be the property of Landlord. Nothing contained in this Paragraph 16.3 shall be deemed to deny Tenant its right to recover awards made by the condemning authority for moving costs, relocation costs, and costs attributable to goodwill and leasehold improvements installed by Tenant.

16.4 Partial Taking. In the event of a Partial Taking during the Lease Term: (a) the rights of Tenant under the Lease and the leasehold estate of Tenant in and to the portion of the Premises taken shall cease and terminate as of the Date of Taking; (b) from and after the Date of Taking the Rent shall be an amount equal to the product obtained by multiplying the then current Rent by the quotient obtained by dividing the fair market value of the Premises immediately after the Taking by the fair market value of the Premises immediately prior to the Taking; (c) to the extent the Award is not payable to the beneficiary or mortgagee of a deed of trust or mortgage affecting the Premises, Tenant shall receive from the Award the portions of the Award attributable to trade fixtures of Tenant; and (d) the remainder of the Award shall be paid to and be the property of Landlord, except that Landlord shall use such applicable portion of the Award as is necessary to restore the portion of the Building not taken to an architecturally complete unit. Each party waives the provisions of California Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a Partial Taking. Nothing contained in this Paragraph 16.4 shall be deemed to deny Tenant its right to recover awards made by the condemning authority for moving costs, relocation costs, and costs attributable to goodwill and leasehold improvements installed by Tenant.

17.	Liens.

17.1 Premises to Be Free of Liens. Tenant shall pay for all labor and services performed for, and all materials used by or furnished to Tenant, Tenant’s agents, or any contractor employed by Tenant with respect to the Premises. Tenant shall indemnify, defend and hold Landlord harmless from and keep the Project free from any liens, claims, demands, encumbrances, or judgments, including all costs, liabilities and attorneys’ fees with respect thereto, created or suffered by reason of any labor or services performed for, or materials used by or furnished to Tenant or Tenant’s agents or any contractor employed by Tenant with respect to the Premises. Landlord shall have the right, at all times, to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord and the Premises, Building, Common Area and Land, and any other party having an interest therein, from mechanics’ and materialmen’s liens, including without limitation a notice of nonresponsibility. In the event Tenant is required to post an improvement bond with a public agency in connection with any work performed by Tenant on or to the Premises, Tenant shall include Landlord as an additional obligee.

17.2 Notice of Lien; Bond. Should any claims of lien be filed against, or any action be commenced affecting the Premises, Tenant’s interest in the Premises or any other portion of the Project, Tenant shall give Landlord notice of such lien or action within five (5) business days after Tenant receives notice of the filing of the lien or the commencement of the action. In the event that Tenant shall not, within fifteen (15) days following the date Tenant receives notice or becomes aware of the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien or posting of a proper bond. All such sums paid by Landlord and all expenses incurred by Landlord in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant as Additional Rent on demand.

18. Landlord’s Right of Access to Premises. Landlord reserves and shall have the right and Tenant and Tenant’s agents shall permit Landlord and Landlord’s agents to enter the Premises at any reasonable time during normal business hours and following reasonable notice (except in the event of an emergency) for the purpose of (i) inspecting the Premises, (ii) performing Landlord’s maintenance and repair responsibilities set forth herein, (iii) posting notices of nonresponsibility, (iv) placing upon the Premises at any time “For Sale” signs, (v) placing on the Premises ordinary “For Lease” signs at any time within one hundred eighty (180) days prior to Lease Termination, or at such other times as agreed to by Landlord and Tenant, (vi) protecting the Premises in the event of an emergency and (vii) exhibiting the Premises to prospective purchasers or lenders at any reasonable time or to prospective tenants within one hundred eighty (180) days prior to Lease Termination. In the event of an emergency, Landlord shall have the right to use any and all means which Landlord reasonably may deem proper to gain access to the Premises. Any entry to the Premises by Landlord or Landlord’s agents in accordance with this Paragraph 18 or any other provision of this Lease shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof nor give Tenant the right to abate the Rentals payable under this Lease. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees, contractors or invitees, Tenant hereby waives any claims for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s or Landlord’s agents’ entry into the Premises as permitted by this Paragraph 18 or any other provision of this Lease. In connection with any entry by Landlord and/or Landlord’s agents in the Premises, Landlord shall take, and cause its agents to take, reasonable steps to minimize any interference with Tenant’s operations in the Premises, and Tenant shall have the right to have an employee accompany Landlord at all times that Landlord is present on or in the Premises.

19. Landlord’s Right to Perform Tenant’s Covenants. Except as otherwise expressly provided in this Lease, if Tenant shall at any time fail to make any payment or perform any other act required to be made or performed by Tenant under this Lease, Landlord may upon thirty (30) days written notice to Tenant (except in the event of an emergency), but shall not be obligated to and without waiving or releasing Tenant from any obligation under this Lease, make such payment or perform such other act to the extent that Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel, provided, however, as to performance obligations, if the obligation is not of a nature reasonably susceptible of cure within thirty (30) days, Landlord shall not have the right to perform such obligation (except in the event of an emergency) unless Tenant fails to commence performance thereof within such thirty (30) day period or fails to thereafter diligently pursue the cure to completion All reasonable sums so paid by Landlord and all penalties, interest and reasonable costs in connection therewith shall be due and payable by Tenant as Additional Rent upon demand.

20.	Lender Requirements.

20.1 Subordination. This Lease, at Landlord’s option, shall be subject and subordinate to the lien of any mortgages or deeds of trust (including all advances thereunder, renewals, replacements, modifications, supplements, consolidations, and extensions thereof) in any amount(s) whatsoever now or hereafter placed on or against or affecting the Premises, Building or Land, or Landlord’s interest or estate therein without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination provided, however, that with respect to any mortgages or deeds of trusts placed on the the Premises after the date of this Lease, Tenant’s agreement to subordinate is conditioned upon such lienholder agreeing that Tenant’s right to quiet possession shall not be disturbed so long as Tenant is not in Default hereunder beyond the applicable notice and cure period. If any mortgagee or beneficiary shall elect to have this Lease prior to the lien of its mortgage or deed of trust, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of such mortgage or deed of trust or the date of the recording thereof. Landlord agrees to use commercially reasonable efforts to have any current holder of a deed of trust encumbering the Premises enter into a subordination, non-disturbance and attornment agreement (the “SNDA”) with respect to this Lease in a form customarily delivered by such current holder of such deed of trust, pursuant to which such holder shall agree, in part, to grant the Tenant hereunder non-disturbance rights as customarily provided in such SNDA. Landlord shall not be in breach or default under this Lease if such existing holder of the deed of trust affecting the Premises will not execute or deliver such SNDA to Tenant. The effectiveness and enforceability of this Lease is not conditioned upon such existing holder of the deed of trust affecting the Premises executing and delivering the SNDA.

20.2 Subordination Agreements. Tenant shall execute and deliver, without charge therefor, such further instruments evidencing subordination of this Lease to the lien of any mortgages or deeds of trust affecting the Premises, Building or Land as may be required by Landlord’s lender or reasonably be required by Landlord within ten (10) days following Landlord’s request therefor; provided that such mortgagee or beneficiary under such mortgage or deed of trust agrees in writing that this Lease shall not be terminated or modified in any material way in the event of any foreclosure if Tenant is not in default under this Lease. Failure of Tenant to execute such instruments evidencing subordination of this Lease shall constitute a Default by Tenant hereunder.

20.3 Attornment. In the event of foreclosure or the exercise of the power of sale under any mortgage or deed of trust made by Landlord and covering the Premises, Building or Land, Tenant shall, upon written request of the foreclosing lender or purchaser at the foreclosure sale, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease.

20.4	Estoppel Certificates and Financial Statements.

(a) Delivery by Tenant. Tenant shall, within ten (10) business days following request by Landlord therefor and without charge, execute and deliver to Landlord any and all documents, estoppel certificates, and current financial statements of Tenant reasonably requested by Landlord in connection with the sale or financing of the Premises, Building or Land, or requested by any lender making a loan affecting the Premises, Building or Land. Landlord may require that Tenant in any estoppel certificate shall (i) certify that this Lease is unmodified and in full force and effect (or, if modified, state the nature of such modification and certify that this Lease, as so modified, is in full force and effect) and has not been assigned (or, if assigned, stating to whom), (ii) certify the date to which Rentals are paid in advance, if any, (iii) acknowledge that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specify, to Tenant’s knowledge, such defaults if claimed, (iv) certify that Tenant is not in breach or default under the Lease, or specify such defaults that exist, (v) evidence the status of this Lease as may be required either by a lender making a loan to Landlord to be secured by a deed of trust or mortgage covering the Premises, Building or Land or a purchaser of the Premises, Building or Land from Landlord, (vi) acknowledge that in the event any beneficiary of any security instrument encumbering the Premises, Building or Land forecloses on the security instrument or sells the Premises, Building or Land pursuant to any power of sale contained in such security instrument, such beneficiary shall not be liable for the Security Deposit, unless the Security Deposit actually has been received by the beneficiary from Landlord, (vii) certify the date Tenant entered into occupancy of the Premises, if it has, and, if it is, that Tenant is conducting business at the Premises, (viii) if true, certify that all improvements to be constructed on the Premises by Landlord have been substantially completed except for punch list items which do not prevent Tenant from using the Premises for its intended use, and (ix) certify such other matters relating to the Lease and/or Premises as may be reasonably requested by a lender making a loan to Landlord or a purchaser of the Premises, Building or Land from Landlord. Any such estoppel certificate may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises, Building or Land. Any financial statements required to be delivered by Tenant pursuant to the terms of this Paragraph 20.4(a) above shall include an opinion of a certified public accountant (if available) and a balance sheet and profit and loss statement for the most recent fiscal year, or a reasonable substitute for the form of such financial information, all prepared in accordance with generally acceptable accounting principles consistently applied.

(b) Nondelivery by Tenant. Tenant’s failure to deliver an estoppel certificate as required pursuant to Paragraph 20.4(a) above shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord and has not been assigned, (ii) there are now no uncured defaults in Landlord’s performance, (iii) no Rentals have been paid in advance except those that are set forth in this Lease, (iv) no beneficiary of any security instrument encumbering the Premises, Building or Land shall be liable for the Security Deposit in the event of a foreclosure or sale under such security instrument, unless the Security Deposit actually has been received by the beneficiary from Landlord, (v) the improvements to be constructed on the Premises by Landlord have been substantially completed except for punch list items which do not prevent Tenant from using the Premises for its intended use, and (vi) Tenant has entered into occupancy of the Premises on such date as may be represented by Landlord and is open and conducting business at the Premises. Tenant’s failure to deliver any estoppel certificates, financial statements or other documents as required pursuant to Paragraph 20.4(a) above shall be a Default by Tenant.

21. Holding Over. This Lease shall terminate without further notice at the expiration of the Lease Term. Any holding over by Tenant after Lease Termination shall not constitute a renewal or extension of the Lease Term, nor give Tenant any rights in or to the Premises except as expressly provided in this Lease. Any holding over after Lease Termination with the consent of Landlord shall be construed to be a tenancy from month to month, at one hundred fifty percent (150%) of the monthly Rent for the month preceding Lease Termination in addition to all Additional Rent payable hereunder, and shall otherwise be on the terms and conditions herein specified insofar as applicable. If Tenant remains in possession of the Premises after Lease Termination without Landlord’s consent, Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, expense, claim or liability resulting from Tenant’s failure to surrender the Premises, including without limitation, any claims made by any succeeding tenant based on delay in the availability of the Premises.

22. Notices. Any notice required or desired to be given under this Lease shall be in writing, and all notices shall be given by personal delivery, overnight courier or mailing. All notices personally given on Tenant may be delivered to any person apparently in charge at the Premises, on any corporate officer or agent of Tenant if Tenant is a corporation, or on any one signatory party if more than one party signs this Lease on behalf of Tenant; any notice so given shall be binding upon all signatory parties as if served upon each such party personally. Any notice given pursuant to this Paragraph 22 shall be deemed to have been given when (i) personally delivered, (ii) if mailed in the United States mail, certified or registered mail and postage prepaid, addressed to the party at the last address given for purposes of notice pursuant to the provisions of this Paragraph 22, on the date established by the proof of delivery thereof provided by the United States Postal Service (or the date delivery of such notice is declined to be accepted by the party intended to receive such notice), or (ii) if sent by overnight courier addressed to the party at the last address given for purposes of notice pursuant to the provisions of this Paragraph 22, on the date established by the proof of delivery thereof furnished by such courier (or the date delivery of such notice is declined to be accepted by the party intended to receive such notice). At the date of execution of this Lease, the addresses of Landlord and Tenant are set forth in Paragraph 1.12 above.

23. Attorneys’ Fees. In the event either party hereto shall bring any action or legal proceeding for damages for an alleged breach of any provision of this Lease, to recover Rentals, to enforce an indemnity, defense or hold harmless obligation, to terminate the tenancy of the Premises, or to enforce, protect, interpret, or establish any term, condition, or covenant of this Lease or right or remedy of either party, the prevailing party shall be entitled to recover, as a part of such action or proceeding, reasonable attorneys’ fees and court costs, including reasonable attorneys’ fees and costs for appeal, as may be fixed by the court or jury. Notwithstanding anything to the contrary contained in this Lease, “prevailing party” as used in this paragraph shall include the party who dismisses an action for recovery hereunder in exchange for sums allegedly due, performance of covenants allegedly breached or considerations substantially equal to the relief sought in the action.

24.	Assignment, Subletting and Hypothecation.

24.1 In General. Tenant shall not voluntarily sell, assign or transfer all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof, sublease all or any part of the Premises, or permit all or any part of the Premises to be used by any person or entity other than Tenant or Tenant’s employees, except as specifically provided in this Paragraph 24.

24.2	Voluntary Assignment and Subletting.

(a) Notice to Landlord. Tenant shall, by written notice, advise Landlord of Tenant’s desire on a stated date (which date shall not be less than fifteen (15) days nor more than ninety (90) days after the date of Tenant’s notice) to assign this Lease or to sublet all or any part of the Premises for any part of the Lease Term. Said notice shall state that the notice constitutes an offer to terminate the Lease pursuant to Paragraph 24.2(b) if the notice applies to a proposed assignment of the Lease or Tenant’s interest herein or a proposed sublease of more than ninety percent (90%) of the Premises for any period. Tenant’s notice shall state the name, legal composition and address of the proposed assignee or subtenant, and Tenant shall provide the following information to Landlord with said notice: a true and complete copy of the proposed assignment agreement or sublease; a financial statement of the proposed assignee or subtenant prepared in accordance with generally accepted accounting principles within one year prior to the proposed effective date of the assignment or sublease; the nature of the proposed assignee’s or subtenant’s business to be carried on in the Premises; the payments to be made or other consideration to be given on account of the assignment or sublease; a current financial statement of Tenant; and such other pertinent information as may be requested by Landlord, all in sufficient detail to enable Landlord to evaluate the proposed assignment or sublease and the prospective assignee or subtenant. Tenant’s notice shall not be deemed to have been served or given until such time as Tenant has provided Landlord with all information reasonably requested by Landlord pursuant to this Paragraph 24.2. Tenant shall immediately notify Landlord of any modification to the proposed terms of such assignment or sublease.

(b) Offer to Terminate. If Tenant notifies Landlord of its desire to assign this Lease or Tenant’s interest herein or to sublet more than ninety percent (90%) of the Premises for any period, Tenant’s notice shall constitute an offer to terminate this Lease and Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) days after receipt of Tenant’s notice, to terminate the Lease entirely. If Landlord elects to terminate, Tenant may elect to withdraw its request for Landlord’s consent and void such termination by providing Landlord notice of such withdrawal within ten (10) days following Landlord’s notice of termination. If Tenant withdraws its request, then, within twenty (20) days following Tenant’s receipt of a written invoice and reasonable back up documentation, Tenant shall reimburse Landlord for all of its attorneys’s fees and costs reasonably incurred in negotiating and/or documenting a lease for the Premises with a third party tenant. If Tenant does not elect to withdraw its request, then this Lease shall terminate on the date stated in the notice given by Tenant pursuant to Paragraph 24.2(a), subject to any obligations of Landlord or Tenant which have accrued and are unfulfilled as of such date, including, without limitation, Landlord’s obligations with respect to the return of the Security Deposit upon termination of this Lease.

(c) Landlord’s Consent. If Landlord does not exercise its right to terminate pursuant to Paragraph 24.2(b) within fifteen (15) days after receipt of Tenant’s notice or if Tenant proposes a sublease, Landlord shall not unreasonably withhold or delay beyond fifteen (15) days following its receipt of Tenant’s notice (satisfying the notice requirements set forth in Paragraph 24.2(a) above) its consent to the proposed assignment or subletting, on the terms and conditions specified in said notice. If Tenant’s notice fails to state that it constitutes an offer to terminate the Lease as may be required pursuant to Paragraph 24.2(a), Landlord may deem such notice to constitute an offer to terminate the Lease as required herein. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed assignment or sublease, if Landlord withholds its consent where Tenant is in default (beyond the applicable notice and cure period) at the time of the giving of Tenant’s notice or at any time thereafter but prior to the effective date of such assignment or sublease, or where the net worth of the proposed assignee (according to generally accepted accounting principles) is not reasonably acceptable to Landlord in light of the obligations being assumed by the assignee or sublessee, such withholding of consent shall be presumptively reasonable. Fifty percent (50%) of any and all rent paid by an assignee or subtenant in excess of the Rentals to be paid under this Lease (prorated in the event of a sublease of less than the entire Premises), after Tenant’s deduction therefrom of reasonable brokerage commissions, reasonable attorneys’ fees and tenant improvement costs incurred by Tenant solely in connection with such assignment or subleasing transaction (with such brokerage commissions and tenant improvement costs amortized over the term of the sublease or assigned Lease, as applicable), shall be paid directly to Landlord, as Additional Rent, at the time and place specified in this Lease. For the purposes of this Paragraph 24, the term “rent” shall include any consideration of any kind received, or to be received, by Tenant from an assignee or subtenant, if such sums are related to Tenant’s interest in this Lease or in the Premises (or leasehold improvements therein) or such assignment or subletting, including, but not limited to key money, bonus money, and payments (to the extent in excess of the fair market value thereof) for Tenant’s assets, fixtures, trade fixtures, inventory, accounts, goodwill, equipment, furniture, general intangibles, and any capital stock or other equity ownership interest of Tenant. Any assignment or subletting without Landlord’s consent shall be voidable at Landlord’s option, and shall constitute a Default by Tenant. Landlord’s consent to any one assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 24 as to any subsequent assignment or sublease nor a consent to any subsequent assignment or sublease; further, Landlord’s consent to an assignment or sublease shall not release Tenant from Tenant’s obligations under this Lease, and Tenant shall remain jointly and severally liable with the assignee or subtenant.

(d) Assumption of Obligations. In the event Landlord consents to any assignment, such consent shall be conditioned upon the assignee expressly assuming and agreeing to be bound by each of Tenant’s covenants, agreements and obligations contained in this Lease, pursuant to a written assignment and assumption agreement in a form reasonably approved by Landlord. Landlord’s consent to any assignment or sublease shall be evidenced by Landlord’s signature on said assignment and assumption agreement or on said sublease or by a separate written consent. In the event Landlord consents to a proposed assignment or sublease, such assignment or sublease shall be valid and the assignee or subtenant shall have the right to take possession of the Premises only if an executed original of the assignment or sublease is delivered to Landlord, and such document contains the same terms and conditions as stated in Tenant’s notice to Landlord given pursuant to Paragraph 24.2(a) above, except for any such modifications to which Landlord has consented in writing.

24.3 Collection of Rent. Tenant hereby irrevocably gives to and confers upon Landlord, as security for Tenant’s obligations under this Lease, the right, power and authority to collect all rents from any assignee or subtenant of all or any part of the Premises as permitted by this Paragraph 24, or otherwise, and Landlord, as assignee of Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; provided, however, that until the occurrence of any Default by Tenant, subject to applicable cure periods, or except as provided by the provisions of Paragraph 24.2(c) above, Tenant shall have the right to collect such rent. Upon the occurrence of any Default by Tenant, Landlord may at any time without notice in Landlord’s own name sue for or otherwise collect such rent, including rent past due and unpaid, and apply the same, less costs and expenses of operation and collection, including reasonable attorneys’ fees, toward Tenant’s obligations under this Lease. Landlord’s collection of such rents shall not constitute an acceptance by Landlord of attornment by such subtenants. In the event of a Default by Tenant, Landlord shall have all rights provided by this Lease and by law, and Landlord may, upon re-entry and taking possession of the Premises, eject all parties in possession or eject some and not others, or eject none, as Landlord shall determine in Landlord’s sole discretion.

24.4 Corporations and Partnerships. If Tenant is a partnership, any withdrawal or substitution (whether voluntary, involuntary, or by operation of law and whether occurring at one time or over a period of time) of any partner(s) owning fifty percent (50%) or more (cumulatively) of the partnership, any assignment(s) of fifty percent (50%) or more (cumulatively) of any interest in the capital or profits of the partnership, or the dissolution of the partnership shall be deemed an assignment of this Lease requiring the prior written consent of Landlord. If Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, any sale or transfer (or cumulative sales or transfers) of the capital stock of Tenant in excess of fifty percent (50%), or any sale (or cumulative sales) of all or substantially all of the assets of Tenant (other than a to Permitted Transferee, as defined below) shall be deemed an assignment of this Lease requiring the prior written consent of Landlord.

Any such withdrawal or substitution of partners or assignment of any interest in or dissolution of a partnership tenant, and any such sale of stock or assets of a corporate tenant without the prior written consent of Landlord shall be a Default by Tenant hereunder. The foregoing notwithstanding, the sale or transfer of any or all of the capital stock of a corporation, the capital stock of which is now or hereafter becomes publicly traded, shall not be deemed an assignment of this Lease.

Notwithstanding anything to the contrary contained in this Lease, Tenant, without Landlord’s prior written consent (but with notice to Landlord) and without triggering Landlord’s recapture/termination or rent-sharing rights, may sublet the Premises or assign this Lease to (i) a subsidiary, affiliate, corporation or other entity controlled by or under common control with Tenant; (ii) a successor corporation or other entity related to Tenant by merger, consolidation, non-bankruptcy reorganization or government action; or (iii) a purchaser of substantially all of Tenant’s assets located at the Premises or capital stock of Tenant, provided that in either of the instances set forth in clause (ii) or (iii) immediately above, the successor or purchaser has a net worth not less than the net worth of Tenant at the time that Tenant executes this Lease (each, a “Permitted Transferee”). Notwithstanding that a Transfer is a Permitted Transfer, Tenant shall not be released from any of its obligations under this Lease and such Permitted Transferee shall be required to assume all of Tenant’s obligations hereunder as a condition to such transfer being permitted without Landlord’s prior written consent.

24.5 Reasonable Provisions. Tenant expressly agrees that the provisions of this Paragraph 24 are not unreasonable standards or conditions for purposes of Section 1951.4(b)(2) of the California Civil Code, as amended from time to time, under bankruptcy laws, or for any other purpose.

24.6 Attorneys’ Fees. Tenant shall pay, as Additional Rent, Landlord’s reasonable attorneys’ fees (not to exceed $1,500) for reviewing, investigating, processing and/or documenting any requested assignment or sublease, whether or not Landlord’s consent is granted.

24.7 Involuntary Transfer. No interest of Tenant in this Lease shall be assignable involuntarily or by operation of law (except as part of a Permitted Transfer), including, without limitation, the transfer of this Lease by testacy or intestacy. Each of the following acts shall be considered an involuntary assignment:

(a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, or a proceeding under any bankruptcy law is instituted in which Tenant is the bankrupt; or, if Tenant is a partnership or consists of more than one person or entity, if any partner of the partnership or other person or entity is or becomes bankrupt or insolvent, or makes an assignment for the benefit of creditors;

(b) Levy of a writ of attachment or execution on this Lease;

(c) Appointment of a receiver with authority to take possession of the Premises in any proceeding or action to which Tenant is a party; or

(d) Foreclosure of any lien affecting Tenant’s interest in the Premises, which lien was not consented to by Landlord pursuant to Paragraph 24.8.

An involuntary assignment shall constitute a Default by Tenant and Landlord shall have the right to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant. In the event the Lease is not terminated, the provisions of Paragraph 24.2(c) regarding rents paid by an assignee or sublessee shall apply. If a writ of attachment or execution is levied on this Lease, or if any involuntary proceeding in bankruptcy is brought against Tenant or a receiver is appointed, Tenant shall have sixty (60) days in which to cause the attachment or execution to be removed, the involuntary proceeding dismissed, or the receiver removed.

24.8 Hypothecation. Tenant shall not hypothecate, mortgage or encumber Tenant’s interest in this Lease or in the Premises or otherwise use this Lease as a security device in any manner without the consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Consent by Landlord to any such hypothecation or creation of a lien or mortgage shall not constitute consent to an assignment or other transfer of this Lease following foreclosure of any permitted lien or mortgage.

24.9 Binding on Successors. The provisions of this Paragraph 24 expressly apply to all heirs, successors, sublessees, assignees and transferees of Tenant.

25. Successors. Subject to the provisions of Paragraph 24 above and Paragraph 30.2(a) below, the covenants, conditions, and agreements contained in this Lease shall be binding on the parties hereto and on their respective heirs, successors and assigns.

26. Landlord Default; Mortgagee Protection. Landlord shall not be in default under this Lease unless Tenant shall have given Landlord written notice of the breach and, within thirty (30) days after notice, Landlord has not cured the breach or, if the breach is such that it cannot reasonably be cured under the circumstances within thirty (30) days, has not commenced such cure within such thirty (30) day period or does not thereafter diligently prosecute the cure to completion. Any money judgment obtained by Tenant based upon Landlord’s breach of this Lease shall be satisfied only out of the proceeds of the sale or disposition of Landlord’s interest in the Premises (whether by Landlord or by execution of judgment) or Landlord’s interest in excess refinancing proceeds. Under no circumstances shall Landlord be liable to Tenant for consequential damages, including, without limitation, lost profits, loss of business or lost income. No member, partner, officer, director, shareholder, trustee, affiliate, parent company or subsidiary of Landlord shall be liable for any obligations of Landlord hereunder. In the event of any default on the part of Landlord under this Lease, Tenant shall give notice by registered or certified mail to any beneficiary of a deed of trust or any mortgagee of a mortgage affecting the Premises, Building or Land whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

27. Exhibits. All exhibits attached to this Lease shall be deemed to be incorporated herein by the individual reference to each such exhibit, and all such exhibits shall be deemed to be a part of this Lease as though set forth in full in the body of the Lease. In the event of any inconsistency between the terms and provisions of this Lease and those of the Improvement Agreement attached as Exhibit C hereto, the terms and provisions of Exhibit C attached hereto shall govern and control.

28. Surrender of Lease Not Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or sublessees, or may, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenants.

29. Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained (or the acceptance by Landlord of any performance by Tenant after the time the same shall become due) shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach thereof or of any other term, covenant or condition herein contained, unless otherwise expressly agreed to by Landlord in writing. The acceptance by Landlord of any sum less than that which is required to be paid by Tenant shall be deemed to have been received only on account of the obligation for which it is paid (or for which it is allocated by Landlord, in Landlord’s reasonable discretion, if Tenant does not designate the obligation as to which the payment should be credited), and shall not be deemed an accord and satisfaction notwithstanding any provisions to the contrary written on any check or contained in any letter of transmittal. The acceptance by Landlord of any sum tendered by a purported assignee or transferee of Tenant shall not be deemed a consent by Landlord to any assignment or transfer of Tenant’s interest herein. No custom or practice which may arise between the parties hereto in the administration of the terms of this Lease shall be construed as a waiver or diminution of Landlord’s right to demand performance by Tenant in strict accordance with the terms of this Lease.

30.	General.

30.1 Captions and Headings. The captions and paragraph headings used in this Lease are for convenience of reference only. They shall not be construed to limit or extend the meaning of any part of this Lease, and shall not be deemed relevant in resolving any question of interpretation or construction of any paragraph of this Lease.

30.2	Definitions.

(a) Landlord. The term Landlord as used in this Lease, so far as the covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner at the time in question of the fee title to the Premises. In the event of any transfer(s) of such interest, the Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall have no further liability under this Lease to Tenant except as to matters of liability which have accrued and are unsatisfied as of the date of such transfer, it being intended that the covenants and obligations contained in this Lease on the part of Landlord shall be binding on Landlord and its successors and assigns only during and in respect of their respective periods of ownership of the fee; provided that any funds in the possession of Landlord or the then grantor and as to which Tenant has an interest, less any deductions permitted by law or this Lease, shall be turned over to the grantee. The covenants and obligations contained in this Lease on the part of Landlord shall, subject to the provisions of this Paragraph 30.2(a), be binding upon each Landlord and such Landlord’s heirs, personal representatives, successors and assigns only during its respective period of ownership.

(b) Agents. For purposes of this Lease and without otherwise affecting the definition of the word “agent” or the meaning of an “agency,” the term “agents” shall be deemed to include the agents, employees, officers, directors, servants, invitees, contractors, successors, representatives, subcontractors, guests, customers, suppliers, partners, affiliated companies, and any other person or entity related in any way to the respective party, Tenant or Landlord.

(c) Interpretation of Terms. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words in the neuter gender include the masculine and feminine and words in the masculine or feminine gender include the neuter.

30.3 Copies. Any executed copy of this Lease shall be deemed an original for all purposes.

30.4 Time of Essence. Time is of the essence as to each and every provision in this Lease requiring performance within a specified time.

30.5 Severability. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. However, if Tenant’s obligation to pay the Rentals is determined to be invalid or unenforceable, this Lease at the option of Landlord shall terminate.

30.6 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

30.7 Joint and Several Liability. If Tenant, upon execution of this Lease or thereafter, is more than one person or entity, each such person or entity shall be jointly and severally liable for the obligations of Tenant hereunder. If Tenant, upon execution of this Lease or thereafer, is a husband and wife, the obligations hereunder shall extend to their sole and separate property as well as community property.

30.8 Construction of Lease Provisions. Although this Lease was prepared by Landlord, this Lease shall not be construed either for or against Tenant or Landlord, but shall be construed in accordance with the general tenor of the language to reach a fair and equitable result.

30.9 Tenant’s Financial Statements. Tenant hereby warrants that all financial statements delivered by Tenant to Landlord are true, correct, and complete, and prepared in accordance with generally accepted accounting principles. Tenant acknowledges and agrees that Landlord is relying on such financial statements in accepting this Lease, and that a breach of Tenant’s warranty as to such financial statements shall constitute a Default by Tenant. Notwithstanding anything to the contrary contained in this Lease, Landlord shall keep confidential all such financial information received from Tenant, except that Landlord may provide such financial information to Landlord’s lenders or prospective lenders or prospective purchasers with respect to the Premises provided such recipients agree to hold such financial information in confidence.

30.10 Withholding of Landlord’s Consent. Notwithstanding any other provision of this Lease where Tenant is required to obtain the consent (whether written or oral) of Landlord to do any act, or to refrain from the performance of any act, Tenant agrees that if Tenant is in monetary default or otherwise in material default with respect to any other terms, conditions, covenants or provisions of this Lease beyond the applicable notice and cure period, then Landlord shall be deemed to have acted reasonably in withholding its consent if said consent is, in fact, withheld.

31. Signs. Tenant may install, at its cost, exclusive monument and building signage, subject to Landlord’s approval (and the approval of the City of Fremont, if required) to design, materials, illumination, installation, contractor and location. Tenant also shall comply, at its cost, with all laws, statutes, ordinances, rules and regulations applicable to such signage. Tenant shall not place or permit to be placed any other sign or decoration on the Land or the exterior of the Building or that would be visible from the exterior of the Building or Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may place “for lease” signs in connection with efforts to assign or sublease the Premises, subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided that all such signs shall be removed not later than the one hundred eightieth (180th) day prior to Lease Termination. In no event shall any such sign revolve, rotate, move or create the illusion of revolving, rotating or moving or be internally illuminated and there shall be no exterior spotlighting or other illumination on any such sign. Tenant, upon written notice by Landlord, shall immediately remove any of Tenant’s signs or decorations that are visible from the exterior of the Building or Premises or that Tenant has placed or permitted to be placed on the Land or the exterior of the Building without the prior written consent of Landlord, or which remain beyond the one hundred eightieth (180th) day prior to Lease Termination. If Tenant fails to so remove such sign or decoration within five (5) days after Landlord’s written notice, Landlord may enter the Premises and remove such sign or decoration and Tenant shall pay Landlord, as Additional Rent upon demand, the cost of such removal. All signs placed on the Premises, Building or Land by Tenant shall comply with all recorded documents affecting the Premises and applicable statutes, ordinances, rules and regulations of governmental agencies having jurisdiction thereof. At Landlord’s option, Tenant shall at Lease Termination remove any sign which it has placed on the Premises, Land or the Building, and shall, at its sole cost, repair any damage caused by the installation or removal of such sign.

32. Landlord as Party Defendant. If, by reason of any act or omission by Tenant or Tenant’s agents in breach of this Lease or as a direct or indirect result of the negligence or willful misconduct of Tenant or any of its agents, Landlord is made a party defendant concerning this Lease, or any portion of the Project, Tenant shall indemnify Landlord against all liability actually incurred (or threatened against) Landlord as a party defendant, including all damages, costs and reasonable attorneys’ fees.

33. Landlord Not a Trustee. Landlord shall not be deemed to be a trustee of any funds paid to Landlord by Tenant (or held by Landlord for Tenant) pursuant to this Lease, including without limitation the Security Deposit. Landlord shall not be required to keep any such funds separate from Landlord’s general funds or segregated from any funds paid to Landlord by (or held by Landlord for) other tenants of the Building. Any funds held by Landlord pursuant to this Lease shall not bear interest.

34. Interest. Any payment due from Tenant to Landlord shall bear interest from the date due until paid, at an annual rate equal to the greater of: ten percent (10%); or five percent (5%) plus the rate established by the Federal Reserve Bank of San Francisco, as of the twenty-fifth (25th) day of the month immediately preceding the due date, on advances to member banks under Sections 13 and 13(a) of the Federal Reserve Act, as now in effect or hereafter from time to time amended. In addition, Tenant shall pay all costs and reasonable attorneys’ fees incurred by Landlord in the collection of such amounts.

35. Surrender of Premises. On the last day of the Lease Term or upon the sooner termination of this Lease, Tenant shall, to the reasonable satisfaction of Landlord, surrender the Premises (and Tenant’s rights and interests in the Common Area) to Landlord in good condition (reasonable wear and tear, acts of God, casualty, condemnation, Hazardous Materials other than those stored, used or disposed of by Tenant, its agents, employees, contractors or invitees, and alterations concerning which Landlord has not reserved the right to require removal excepted) with all originally painted interior walls washed, or re-painted if marked or damaged, and other interior walls cleaned and repaired or replaced, all carpets cleaned and in good condition, the air conditioning, ventilating and heating equipment inspected, serviced and repaired by a reputable and licensed service firm (unless Landlord has elected to maintain heating and air conditioning systems pursuant to Paragraph 10.1 above), and all floors cleaned. Tenant shall remove all of Tenant’s personal property and trade fixtures from the Premises, and all property not so removed shall be deemed abandoned by Tenant. Furthermore, Tenant shall immediately repair all damage to the Project caused by any such removal. In connection with Tenant’s vacating and surrendering possession of the Premises, Tenant shall not cut or modify any telecommunications, telephone and/or network lines, wiring or cabling. If the Premises are not so surrendered at Lease Termination, Tenant shall indemnify, defend and hold Landlord harmless from and against any loss, damage, expense, claim or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants. Tenant shall not be required to remove from the Premises at the expiration or earlier termination of this Lease any of the Initial Improvements constructed or installed by Landlord pursuant to the terms of Exhibit C attached hereto.

36. No Partnership or Joint Venture. Nothing in this Lease shall be construed as creating a partnership or joint venture between Landlord, Tenant, or any other party, or cause Landlord to be responsible for the debts or obligations of Tenant or any other party.

37. Entire Agreement. Any agreements, warranties, or representations not expressly contained herein shall in no way bind either Landlord or Tenant, and Landlord and Tenant expressly waive all claims for damages by reason of any statement, representation, warranty, promise or agreement, if any, not contained in this Lease. This Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, whether written or oral, between Landlord and its agents and Tenant and its agents with respect to the Project or this Lease. This Lease constitutes the entire agreement between the parties hereto and no addition to, or modification of, any term or provision of this Lease shall be effective until and unless set forth in a written instrument signed by both Landlord and Tenant.

38. Submission of Lease. Submission of this instrument for Tenant’s examination or execution does not constitute a reservation of space nor an option to lease. This instrument shall not be effective until executed by both Landlord and Tenant. Execution of this Lease by Tenant shall constitute an offer by Tenant to lease the Premises, which offer shall be deemed accepted by Landlord when this Lease is executed by Landlord and delivered to Tenant.

39. Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying Rentals and performing its covenants and conditions under the Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the terms of this Lease and of any mortgages or deeds of trust affecting the Premises, and the rights reserved by Landlord hereunder.

40. Authority. Landlord hereby warrants that it has proper authority and is empowered to execute this Lease. Tenant hereby warrants that Tenant has proper authority and is empowered to to execute this Lease. If Tenant is a corporation (or partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation (or on behalf of said partnership in accordance with the partnership agreement of such partnership), and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, and this Lease is not executed by two corporate officers, Tenant shall, upon execution of this Lease, deliver to Landlord evidence of the authority of the individual executing this Lease on behalf of Tenant to execute this Lease on behalf of Tenant. In the event Tenant should fail to deliver such evidence to Landlord upon execution of this Lease, Landlord shall not be deemed to have waived its right to require delivery of such evidence, and at any time during the Lease Term Landlord may request Tenant to deliver the same, and Tenant agrees it shall thereafter promptly deliver such evidence to Landlord. If Tenant is a corporation, Tenant warrants that:

(a) Tenant is a valid and existing corporation;

(b) Tenant is qualified to do business in California;

(c) All fees and all franchise and corporate taxes are paid to date, and will be paid when due;

(d) All required forms and reports will be filed when due; and

(e) The signers of this Lease are properly authorized to execute this Lease.

(balance of page is intentionally left blank; signature page follows on next page)

IN WITNESS WHEREOF, the parties have executed this Lease effective as of the date set forth below.

LANDLORD:

FREMONT LANDING INVESTORS, LLC, a Delaware limited liability company

By:	PCCP CS Fremont Landing, LLC, a Delaware limited liability company, Managing Member

	By:	PacificCal, LLC,
a Delaware limited liability company, its Sole Member

		By:	PCCP CS Holdings, LLC, a Delaware limited liability company, its Managing Member

			By:	/s/Aaron A. Giovara
			Name:	Aaron A. Giovara
			Its:	Vice President

TENANT:

RACKABLE SYSTEMS, INC., a Delaware corporation

By:	/s/ Todd R. Ford
Name:	Todd R. Ford
Its:	President

By:	/s/ Bill Garvey
Name:	Bill Garvey
Its:	General Counsel and VP Corp. Dev.

EXHIBITS

A	Site Plan	Paragraph 2.1 (Building shown cross-hatched or otherwise designated pursuant to Paragraph 2.1)

B	Legal Description of Land	Paragraph 2.1

C	Improvement Agreement	Paragraph 2.2

D	Commencement Date Letter	Paragraph 3.1

E	Legal Description of Adjacent Parcel	Paragraph 2.1

F	Additional Exclusions from Common Area Charges and Taxes	Paragraph 12.3(j)

-i-

EXHIBIT A

SITE PLAN (SHOWING BUILDING CROSS-HATCHED)

EXHIBIT B

LEGAL DESCRIPTION OF LAND

Real property in the City of Fremont, County of Alameda, State of California, described as follows:

Parcel 1, Parcel Map 5736, filed July 29, 1991, Book 198 of Parcel Maps Pages 27 and 28, Alameda County Records.

APN: 519-0850-118

EXHIBIT C

IMPROVEMENT AGREEMENT

This Improvement Agreement (the “Improvement Agreement”) is hereby made a part of that certain Net Lease Agreement (the “Lease”) dated as of June 26, 2006 and made and entered into by and between Fremont Landing Investors, LLC, a Delaware limited liability company (“Landlord”), and Rackable Systems, Inc., a Delaware corporation (“Tenant”). Except as otherwise defined herein, all capitalized terms used herein shall have the meanings as are ascribed thereto in the Lease or in the exhibits attached thereto. Landlord and Tenant hereby agree as follows with respect to the construction of initial improvements in the Premises by Landlord for the benefit of Tenant:

1.	APPROVAL OF PLANS.

1.1 Final Plans. All work required to be performed by Landlord or Landlord’s contractor pursuant to this Improvement Agreement is hereinafter referred to as the “Landlord’s Work.” Such Landlord’s Work shall consist of the construction, at Landlord’s cost except as otherwise provided in Paragraph 5 below, improvements in the Premises (the “Initial Improvements”) in accordance with the plans, drawings and specifications attached hereto as Attachment 1 and made a part hereof (collectively, the “Plans”). Landlord and Tenant each approve the Plans attached hereto as Attachment 1.

1.2 Required Changes. Landlord shall submit such Plans to the appropriate governmental agencies for approval. In the event any changes to the Plans are imposed as a condition of obtaining a permit for the construction of the Initial Improvements by any municipal department having jurisdiction over same, Landlord shall bear the cost of implementing such changes to the Plans; provided, however, if the costs to implement such changes to the Plans will cause Landlord’s total cost of constructing the Initial Improvements to increase by more than Seventy-FiveThousand Dollars ($75,000), then Landlord shall so notify Tenant in writing and, unless Tenant agrees in writing within five (5) business days following receipt of Landlord’s notice, to pay such costs in excess of such Seventy-FiveThousand Dollars ($75,000) and provide Landlord with security for such payment reasonably acceptable to Landlord, Landlord shall have the right to terminate this Lease. In the event of such termination, Landlord shall promptly refund to Tenant all prepaid Rent and the Security Deposit paid by Tenant to Landlord. Any such cost arising as a result of any construction defect, deferred maintenance or violation of law existing as of the date of this Lease shall not be counted towards such $75,000 threshhold.

1.3 Requested Changes. Tenant may request changes to the final Plans following approval thereof, but no such changes shall be made except upon Landlord’s prior written consent (which consent may be given or withheld by Landlord in Landlord’s sole discretion). All such requests for changes and consent shall be subject to the procedures set forth in Paragraph 5 hereof.

2.	COST OF IMPROVEMENTS.

2.1 Cost of Landlord’s Work. Except as otherwise provided in Paragraph 5 below, Landlord shall bear all costs of Landlord’s costs of designing and constructing the Initial Improvements. The costs of such design and construction shall include, without limitation, engineering, space planning and architectural fees and costs for preparation of Plans and all working drawings and processing of applications for all governmental authorizations, approvals, licenses and permits; costs of obtaining building permits; fees of engineers, space planners, architects, attorneys and others providing professional or extra services in connection with the construction of the Initial Improvements or the supervision of the construction; all hard construction costs for the construction of the Initial Improvements according to the final Plans and all approved changes thereto, including, but not limited to, all labor costs, costs of all materials and supplies used in such construction, contract price for all construction work undertaken by general contractor and subcontractors, fees, taxes or other charges levied by governmental or quasi-governmental agencies (including, public utilities) in connection with the issuance of all approvals, licenses and permits necessary to undertake construction of the Initial Improvements, the cost of premiums for insurance surety bonds, if any, including but not limited to payment and performance bonds and mechanics’ lien bonds, the cost of installing a meter or meters in the Premises to measure the utility services supplied to and consumed in the Premises, and the cost of installing standard utility services (i.e. standard HVAC controls and distribution facilities, standard electrical panels, distribution facilities, wiring, fixtures, switched and receptacles) and special utility services (i.e, services other than those specified above); Landlord’s general contractor’s overhead and profit; and all other costs of such construction including any occupancy permits. The preceding to the contrary notwithstanding, Landlord shall not under any circumstances be required to provide or pay for any furniture, trade fixture, equipment or other personal property of Tenant or pay for design fees or costs incurred by Tenant in connection with the Initial Improvements .

3. ACCEPTANCE OF PREMISES. Landlord shall deliver possession of the Premises to Tenant, and Tenant shall accept the Premises, subject to the provisions of Paragraph 2.3 of the Lease, upon the substantial completion of the Initial Improvements (as described in Paragraph 3.1 of the Lease). Tenant shall have five (5) business days following the date Landlord notifies Tenant that the Initial Improvements are substantially complete to inspect the same and to identify in writing any portion of the Initial Improvements still to be completed by Landlord (the “Punch List”). To the extent Landlord agrees (which agreement Landlord shall not unreasonably withhold or delay) with the items on the Punch List, Landlord shall cause such Punch List items to be diligently completed at Landlord’s sole cost and expense. If Tenant has not delivered the Punch List to Landlord within such five (5) business day period, Tenant shall be deemed to have accepted the Premises and the Initial Improvements as delivered by Landlord and Landlord shall have no further responsibility for such Initial Improvements (except as expressly provided in Paragraphs 2.3 and 10.1 of the Lease).

4. CONTRACTORS; MATERIALS. Except as otherwise herein provided or as may be otherwise approved by Landlord, all construction of the Initial Improvements (and Landlord’s Work), including work to be performed at Tenant’s expense, if any, shall be performed by Landlord’s contractors. Tenant acknowledges that Landlord may elect, in its sole discretion, to contract with its affiliate, South Bay Construction Company, to act as general contractor with respect to the construction of the Initial Improvements and Landlord’s Work and Tenant hereby approves South Bay Construction Company as such general contractor if so chosen by Landlord to perform the Initial Improvements and/or Landlord’s Work.

5.	EXTRA WORK.

5.1 In General. Except as expressly approved in writing by Landlord pursuant to the provisions of this Paragraph 5, Landlord shall not be required to revise the final Plans or any portion of the Initial Improvements which has been constructed (all such additional or revised work is hereinafter collectively referred to herein as “Extra Work”). Tenant may request Landlord, in writing, to perform any Extra Work desired by the Tenant. Tenant acknowledges that any delays in the completion of the Initial Improvements caused by the review of any request for, as well as any approval and/or performance of, Extra Work shall constitute a Tenant Delay as described in Paragraph 9.2 below, regardless of whether or not the Extra Work is actually performed.

5.2 Procedure. Any request by Tenant for Extra Work which would require a change to the final Plans shall be accompanied by all necessary additional and/or revised Plans for such Extra Work, which revised Plans shall be prepared at Tenant’s expense. Landlord shall respond in writing to any request by Tenant for the performance of Extra Work; however, Landlord may refuse to perform such Extra Work in its reasonable discretion. Any approval of such request may, in Landlord’s reasonable discretion, be conditioned upon any or all of the following: (i) payment by Tenant, in advance, of any estimated increase in the overall costs of the Work to be incurred by reason of the inclusion of such Extra Work, (ii) the written acknowledgment by Tenant that any additional time required to perform such Extra Work that would extend substantial completion beyond December 1, 2006, shall constitute a Tenant Delay, and (iii) any other conditions which Landlord may reasonably require under the circumstances. If Tenant shall fail to meet any such conditions precedent to the performance of Extra Work within five (5) days following Landlord’s notice to Tenant of same, the proposed Extra Work shall be deemed disapproved by Tenant, and Landlord shall not be obligated to perform any portion thereof.

6.	Intentionally Omitted.

7.	HIRING OF CONTRACTORS APPROVED BY LANDLORD.

7.1 Approval Required. If Tenant elects to perform any work in the Premises pursuant to Paragraph 3.3 of the Lease prior to the Commencement Date, Tenant shall not commence, or cause to be commenced, such work without the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant’s contractors’ and subcontractors performing any such work referred to in the immediately preceding sentence shall be licensed in California and shall otherwise be subject to the prior written consent of Landlord (which consent shall not be unreasonably withheld). Any such work undertaken by Tenant in the Premises shall be subject to the supervision of Landlord’s contractor. The foregoing requirements shall apply to all work performed in the Premises for the benefit of Tenant by a contractor(s) other than Landlord’s contractor prior to delivery of the Premises to Tenant, including, but not limited to, to the extent not part of the Landlord’s Work, installation of telephone equipment, electrical devices and attachments, and all installations affecting floors, walls, woodwork, trim, windows, ceilings, equipment, or any other physical portion of the Premises. All materials and workmanship used in the construction by Tenant or Tenant’s contractors of any improvements in the Premises shall be of good quality. If Tenant is to perform, or cause to be performed, any work in the Premises prior to the Commencement Date, Tenant shall give Landlord at least five (5) days prior written notice of the same so that Landlord has sufficient time to post a notice of non-responsibility with respect to such Tenant work.

7.2 Contractor Requirements. Tenant’s contractors, if any, shall comply with all rules and regulations which Landlord may generally impose from time to time upon contractors in the Building. Tenant shall require all contractors and subcontractors performing construction or alterations to the Premises to, prior to commencing any such work, furnish Landlord with original certificates of insurance evidencing that such contractors and subcontractors carry (i) workers compensation insurance in such amounts as may be required by law; (ii) liability insurance (including owned and non-owned automobile liability), on an occurrence basis, with limits of no less than $2,000,000; and (iii) employers liability insurance with limits of at lease $1,000,000. All such liability policies shall (i) name Landlord and its managing agent as additional insureds; (ii) be primary to and non-contributory with any insurance policies carried by Landlord or such managing agent; and (iii) contain contractual liability and cross-liability endorsements in favor of Landlord and its property manager. Tenant shall cause each such contractor to agree in writing, prior to the commencement of any work, to indemnify, protect, defend, and hold Landlord harmless from and against any claims, liability, damage, actions, losses, and costs (including attorney’s fees) arising out of such contractor’s negligence, willful misconduct, or the performance of such contractor’s work. The provisions of this Paragraph 7.2 shall be applicable solely to work performed, or caused to be performed, by Tenant prior to the Commencement Date of the Lease.

7.3 No Warranty. Landlord’s supervision and/or approval of any contractor selected by Tenant or any contractor’s work performed, or caused to be performed, by Tenant shall not under any circumstances constitute a warranty or representation that such work was properly performed or designed or create any liability for payment for such work by Landlord. Rather, Tenant acknowledges that such supervision by Landlord is for the sole benefit of Landlord and the property wherein the Premises are located.

7.4 Assignment of Warranties. Landlord shall use commercially reasonable efforts to enforce all construction and materials warranties relating to the Initial Improvements, including without limitation, all warranties, if any, given to Landlord with respect to the roof membrane and structure. All written equipment warranties existing in favor of Landlord which affect any equipment included in the Initial Improvements shall be governed by the provisions of Section 10.1 below.

8. TENANT’S LIABILITIES. Landlord shall have no liability for any loss of or damage to any of Tenant’s or Tenant’s contractor’s fixtures or property installed or left in the Premises, and Tenant shall be fully responsible for same. Tenant shall be responsible for the prompt removal of all rubbish and refuse left by Tenant’s contractors and by the delivery of Tenant’s personal property into the Premises. Tenant shall be liable for the repair of any damage to the Initial Improvements or Landlord’s Work to the extent such damage is caused by Tenant or any of its agents, employees, contractors, subcontractors or invitees during their entry into the Premises.

9.	DELAY.

9.1 Force Majeure Delays. The term “Force Majeure Delay” shall mean any delay in the completion of the Initial Improvements that, notwithstanding Landlord’s commercially reasonable efforts to avoid such delay, is attributable to any: (1) any strike, lockout, or other labor or industrial disturbance, civil disturbance, judicial order, governmental rule or regulation, act of public enemy, war, riot, sabotage, blockade, embargo, inability to secure customary materials or supplies; (2) inability to secure building permits and approvals despite Landlord’s diligent efforts to secure the same; (3) delay in completing working drawings or other necessary components of final Plans, and/or delay in the construction of the Initial Improvements despite Landlord’s diligent efforts to complete same, but as to this clause (3) only to the extent resulting from changes in any laws subsequent to the execution date hereof or changes in the interpretation of any such law by the applicable building department; or (4) delay attributable to lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, or any other cause beyond the reasonable control of Landlord. Notwithstanding any provision of the Lease to the contrary, any prevention, delay, or stoppage due to any Force Majeure Delay shall excuse Landlord’s performance hereunder for a period of time equal to any such prevention, delay, or stoppage, and Tenant shall have no right to terminate this Lease as a result thereof.

9.2 Tenant Delay. The term “Tenant Delay” shall mean, with respect to the completion of the Initial Improvements or completion of any of Landlord’s Work, delay which, notwithstanding Landlord’s reasonable efforts to avoid or reduce the same, is attributable to any: (1) delay in the giving of authorizations or approvals by Tenant; (2) delay attributable to the negligent or willfully wrongful acts or failures to act, of Tenant, its agents, or contractors, where such acts or failures to act delay the completion of the Initial Improvements or Landlord’s Work; (3) delay attributable to the interference of Tenant, its agents, or contractors with the completion of the Initial Improvements or Landlord’s Work, including delays resulting from entry into the Premises by such persons as contemplated in Paragraph 3.3 of the Lease; (4) any extension of time required to complete the Initial Improvements because of changes to the Plans or the Initial Improvements requested by Tenant, including any delays caused by requests for Extra Work pursuant to Paragraph 5 above; (5) any delay in obtaining a certificate of occupancy for the Premises as a result of the failure of any contractor hired by Tenant to complete any portion of the Initial Improvements prior to the completion of Landlord’s Work; or (6) any other event which is expressly identified as a Tenant Delay in the Lease. In the event that Landlord believes that any Tenant Delay has occurred, Landlord shall, promptly notify Tenant in writing of such assertion and the number of days of any such asserted Tenant Delay incurred prior to the date of such notice. In the event of any Tenant Delay, the date of substantial completion of the Initial Improvements and delivery of the Premises to Tenant by Landlord shall be deemed, for the purpose of determining the Commencement Date of the Lease, to be the date the Initial Improvements would have been completed but for the Tenant Delay(s).

10.	REPRESENTATIONS AND WARRANTIES.

10.1 Landlord. Landlord’s general contractor responsible for constructing or installing the Initial Improvements shall warrant the Initial Improvements (but not any equipment included in the Initial Improvements or any material or equipment that Landlord or its general contractor may reuse in the Premises, such as occupancy sensors, HVAC equipment, lamp and ballast or other reusable wear and tear items) against defects in material and workmanship for a period of twelve (12) months from the substantial completion of the Initial Improvements. Said warranty extends only to Tenant and shall be effective only as to defects of which Landlord and the general contractor are notified in writing by Tenant within the warranty period. The general contractor’s sole obligation shall be either to repair or replace, as the general contractor and Landlord’s architect determine appropriate, any defect which is warranted hereunder. Any repair or replacement is warranted against defects in material and workmanship for a period ending on the date said warranty expires with regard to the original construction to which the repair or replacement was made. Tenant agrees that Landlord, Landlord’s general contractor and Landlord’s architect shall not be liable for consequential damages arising as a result of a defect warranted hereunder. Tenant covenants that it will not pursue any remedy against Landlord, Landlord’s general contractor or Landlord’s architect as a result of such consequential damages, if any. Landlord shall inform Tenant of all written equipment warranties existing in favor of Landlord which affect any equipment included in the Initial Improvements. Landlord shall cooperate with Tenant in enforcing such warranties and in bringing any suit that may be necessary to enforce liability with regard to any defective operation of equipment so long as Tenant pays all costs incurred by Landlord in so acting. The warranties to be given as set forth in this paragraph are all of the warranties of Landlord, Landlord’s general contractor and Landlord’s architect with respect to the subject matter hereof. LANDLORD, LANDLORD’S GENERAL CONTRACTOR AND LANDLORD’S ARCHITECT MAKE NO OTHER EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE CONSTRUCTION OR OPERATION OF THE INITIAL IMPROVEMENTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF FITNESS FOR PURPOSE OR MERCHANTABILITY.

10.2 Tenant. Tenant represents to Landlord that Tenant has inspected, or employed experts of Tenant’s choosing, to inspect the Plans for the Initial Improvements and that Tenant is fully satisfied that the Initial Improvements constructed in substantial accordance with such Plans are sufficient to meet Tenant’s purpose. Tenant covenants that Tenant will not pursue any action against Landlord, Landlord’s general contractor or Landlord’s architect if the Initial Improvements made in accordance with such Plans, as the same may be modified pursuant to Landlord approved change orders, fail to meet Tenant’s purpose. Landlord makes no warranty, express or implied, of fitness for purpose or merchantability, of any equipment or fixtures included in the Premises. Tenant acknowledges that Tenant shall rely upon the manufacturer of such equipment or fixtures for any warranty with respect thereto.

(balance of page intentionally left blank; signature page follows on next page)

IN WITNESS WHEREOF, the parties have executed this Improvement Agreement this      day of              2006.

LANDLORD:

FREMONT LANDING INVESTORS, LLC,
a Delaware limited liability company

By:	PCCP CS Fremont Landing, LLC,
a Delaware limited liability company,
Managing Member

	By:	PacificCal, LLC,
a Delaware limited liability company, its Sole Member

		By:	PCCP CS Holdings, LLC,
a Delaware limited liability company, its Managing Member

			By:	/s/ Aaron A. Giovara
			Name:	Aaron A. Giovara
			Its:	Vice President

TENANT:

RACKABLE SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Todd R. Ford
Name:	Todd R. Ford
Its:	President

By:	/s/ Bill Garvey
Name:	Bill Garvey
Its:	General Counsel and VP Corp. Dev.

ATTACHMENT 1

[to be attached]

EXHIBIT D

COMMENCEMENT DATE LETTER

Re:	Lease dated June 26, 2006, between Fremont Landing Investors, LLC, a Delaware limited liability company, as Landlord, and Rackable Systems, Inc., a Delaware corporation, as Tenant, concerning that certain Premises consisting of approximately 117,504 square feet, more or less, in that certain building located at 46555 Landing Parkway, Fremont, California.

Ladies and Gentlemen:

In accordance with the subject Lease, we wish to advise and/or confirm as follows:

1. That the Tenant has possession of the Premises and acknowledges that under the provisions of the Lease, the term of said Lease commenced as of                     , 200   (the “Commencement Date”) for an initial term of seven (7) years (the “Lease Term”) ending on                     , 20     (the “Ending Date”).

2. That in accordance with the Lease, Rent shall commence to accrue on                     , 200  , and Tenant’s percentage share of Common Area Charges and Taxes shall commence to accrue on                     , 200  .

Please acknowledge acceptance of the foregoing by executing this letter where indicated below.

LANDLORD:

FREMONT LANDING INVESTORS, LLC, a Delaware limited liability company

By:	PCCP CS Fremont Landing, LLC,
a Delaware limited liability company, Managing Member

	By:	PacificCal, LLC,
a Delaware limited liability company, its Sole Member

		By:	PCCP CS Holdings, LLC,
a Delaware limited liability company, its Managing Member

By:
Name:
Its:

ACCEPTED AND AGREED:

TENANT:

RACKABLE SYSTEMS, INC., a Delaware corporation

By:
Name:
Its:

EXHIBIT E

LEGAL DESCRIPTION OF ADJACENT PARCEL

Real property in the City of Fremont, County of Alameda, State of California, described as follows:

Parcel 2, Parcel Map 5736, filed July 29, 1991, Book 198 of Parcel Maps Page 27, Alameda County Records.

APN: 519-0850-119

EXHIBIT F

ADDITIONAL EXCLUSIONS FROM COMMON AREA CHARGES AND TAXES

(i) Costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds except that any reasonable and customary deductible amount under any insurance policy shall be included within Common Area Charges;

(ii) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services furnished to the Project (or any portion thereof) to the extent the same exceeds the costs of such rendered or sold by unaffiliated third parties on a competitive basis;

(iii) Bad debt expenses (and reserves for the same);

(iv) Landlord’s general corporate overhead and general and administrative expenses (except that Common Area Charges shall include, as provided in Paragraph 12.1 of the Lease, a monthly management fee in an amount equal to three percent of the monthly Rent payable by Tenant to Landlord pursuant to the Lease);

(v) Costs (including, without limitation, taxes and assessments) relating to or incurred in connection with the Out of Service Equipment (except that neither Landlord nor the County Tax Assessor shall be required to deduct the value of the Out-of-Service Equipment from the value of the Building or improvements located on the Land for purposes of determining the assessed value of the Building or improvements located on the Land);

(vi) Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Project (or any portion thereof);

(vii) The amounts of the management fee paid or charged by Landlord in connection with the management of the Project to the extent such management fee is in excess of the amount specifically provided in Paragraph 12.1 of the Lease;

(viii) Costs necessitated by or resulting from the failure of Landlord or any of its agents, employees or independent contractors timely to make payments Landlord is required to pay or file returns when due, unless such failure by Landlord is due to Tenant’s failure to timely pay any amounts required to be paid by Tenant to Landlord under the Lease;

(ix) Costs arising from Landlord’s charitable or political contributions;

(x) Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project; provided, however, Common Area Charges shall include attorneys’ fees, if any, reasonably incurred by Landlord in contesting any Taxes levied, assessed or charged against the Project, or any portion thereof, and provided further, the provisions of this subsection (xiii) shall not modify, alter or diminish in any way any of Tenant’s indemnification, defense or hold harmless obligations under the Lease or any of Landlord’s rights or remedies under the Lease in the event of a breach or default by Tenant under the Lease;

(xi) The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project relative to time spent on matters unrelated to the operation and management of the Project;

(xii) Costs, fines, penalties and interest to the extent due to Landlord’s negligence or willful misconduct.